Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GCA HOLDING CORP.,

ABM INDUSTRIES INCORPORATED,

GRADE SUB ONE, INC.,

GRADE SUB TWO, LLC,

and

THOMAS H. LEE EQUITY FUND VII, L.P. AND BROAD STREET PRINCIPAL INVESTMENTS HOLDINGS, L.P.,

ACTING JOINTLY AS THE SECURITYHOLDER REPRESENTATIVE

Dated as of July 11, 2017

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4.07	Absence of Certain Changes or Events	35
4.08	Real Property; Title to Assets	35
4.09	Intellectual Property	36
4.10	Insurance	37
4.11	Taxes	38
4.12	Proceedings	39
4.13	Benefit Plans	40
4.14	Compliance with Applicable Law; Permits	43
4.15	Environmental Matters	44
4.16	Brokers and Finders	45
4.17	Labor and Employment Matters	45
4.18	Company Material Contracts	46
4.19	Related Party Transactions	48
4.20	Customers; Vendors	48
4.21	National Security Clearances	49
4.22	Reorganization	49
4.23	Disclaimer of Warranties	49

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

5.01	Organization, Standing and Power	50
5.02	Authority; Execution and Delivery; Enforceability	50
5.03	No Conflicts; Consents	50
5.04	Proceedings	51
5.05	Financial Capability	51
5.06	Solvency	52
5.07	Brokers and Finders	53
5.08	Ownership and Operations of Merger Subs	53
5.09	Capital Stock	53
5.10	Parent Shares	53
5.11	No Parent Material Adverse Effect	54
5.12	Application of Takeover Protections; Rights Agreement	54
5.13	SEC Documents	54
5.14	Registration Rights	55
5.15	No Shareholder Approval	55
5.16	Reorganization	55
5.17	Disclaimer of Warranties	55

Article VI

COVENANTS

6.01	Conduct of the Business	55
6.02	Parent Interim Covenants	58
6.03	Blue Sky Filings	59

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6.04	Employment Matters	59
6.05	Publicity	61
6.06	Confidentiality	61
6.07	Access to Information	62
6.08	Regulatory Approvals	62
6.09	Director and Officer Liability; Indemnification	64
6.10	Reasonable Best Efforts	66
6.11	Debt Financing; Financing Assistance	66
6.12	Preservation of Records	70
6.13	Escrow Agreement and Paying Agent Agreement	70
6.14	FIRPTA Certificate	70
6.15	Shareholders’ Agreement	70
6.16	No Solicitation of Transactions	70
6.17	Tax Matters	71
6.18	Written Consents; Appraisal	72

Article VII

CONDITIONS OF CLOSING

7.01	Conditions to Obligations of Each Party	72
7.02	Additional Conditions to Obligations of Parent and Merger Subs	72
7.03	Additional Conditions to Obligations of the Company	73

Article VIII

TERMINATION

8.01	Termination of Agreement	74
8.02	Procedure Upon Termination	75
8.03	Effect of Termination	75

Article IX

ADDITIONAL AGREEMENTS

9.01	No Reliance	76
9.02	Survival	77

Article X

MISCELLANEOUS

10.01	Assignment; Binding Effect	77
10.02	Governing Law; Jurisdiction	77
10.03	WAIVER OF JURY TRIAL	78
10.04	Notices	79
10.05	Headings	81

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10.06	Fees and Expenses	81
10.07	Entire Agreement	81
10.08	Interpretation	81
10.09	Company Disclosure Schedule	82
10.10	Waiver and Amendment	83
10.11	Counterparts	83
10.12	Third-Party Beneficiaries	83
10.13	Remedies	84
10.14	Severability	84
10.15	Securityholder Representative	84
10.16	No Recourse	88
10.17	Representation	88

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LIST OF ANNEXES AND EXHIBITS

Exhibits

Exhibit A	Written Consent

Exhibit B	Escrow Agreement

Exhibit C-1	Net Working Capital - Transaction Accounting Principles

Exhibit C-2	Net Working Capital Calculation Example

Exhibit D	Letter of Transmittal

Exhibit E	FIRPTA Certificate

Exhibit F	Shareholders’ Agreement

Exhibit G	Minimum Supporting Holders

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 11, 2017 (this “Agreement”), by and among GCA Holding Corp., a Delaware corporation (the “Company”), ABM Industries Incorporated, a Delaware corporation (“Parent”), Grade Sub One, Inc., a Delaware corporation (“Merger Sub One”), Grade Sub Two, LLC, a Delaware limited liability company (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”), and solely in its capacity as the Securityholder Representative, Thomas H. Lee Equity Fund VII, L.P., a Delaware limited partnership and Broad Street Principal Investments Holdings, L.P., a Delaware limited partnership (collectively and acting together, the “Securityholder Representative”).

RECITALS

WHEREAS, upon the terms and subject to the conditions hereof, on the Closing Date, Merger Sub One will merge with and into the Company (the “Initial Merger”), with the Company being the surviving corporation and a wholly owned subsidiary of Parent, followed immediately by the merger of the Company with and into Merger Sub Two (the “Follow-On Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub Two continuing as the surviving entity and a wholly owned subsidiary of Parent (as such, the “Surviving Company”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (i) has determined that the Mergers are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved and declared advisable this Agreement and approved the consummation of the transactions contemplated by this Agreement (including the Mergers) (collectively, the “Transactions”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the organizational documents of the Company, and (iii) is recommending the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective boards of directors or equivalent governing body of Parent and each of the Merger Subs (i) have determined that the Mergers are advisable and fair to, and in the best interests of, the Merger Subs and Parent, (ii) have approved this Agreement and approved the consummation of the Transactions in accordance with the DGCL or the Limited Liability Company Act of the State of Delaware (“DLLCA”), as applicable, and the respective organizational documents of each of Parent and the Merger Subs, and (iii) in the case of the Merger Subs, are recommending the adoption of this Agreement by the respective equityholders of the Merger Subs; and

WHEREAS, the parties intend that the Initial Merger and the Follow-On Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Agreement will constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder;

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

1.01         Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.01.

“Accredited Holder” means an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act, and the determination of whether any Company Optionholder is an Accredited Holder shall be made jointly by the Company and Parent in good faith.

“Accredited Option Aggregate Cash Proceeds” means the product of (i) the Accredited Option Aggregate Proceeds and (ii) the Cash Percentage.

“Accredited Option Aggregate Proceeds” means the aggregate exercise price that would be payable to the Company upon exercise of all Vested Company Options that are outstanding immediately prior to the Effective Time (assuming that an amount in cash equal to the full exercise price of each Vested Company Option was delivered to the Company, regardless of whether a Company Option requires payment of an exercise price in cash); provided, however, that any Cashed-Out Option shall be disregarded for purposes of this definition.

“Accredited Option Aggregate Stock Proceeds” means a number of shares of Parent Common Stock equal to the quotient of (A) the product of (i) the Accredited Option Aggregate Proceeds and (ii) the Stock Percentage divided by (B) the Average Parent Share Price.

“Action” means any action, claim, complaint, investigation, audit, inquiry, suit, arbitration or other proceeding, whether civil or criminal, at Law or in equity, by or before any Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Base Cash Amount” means the Estimated Merger Consideration minus the Aggregate Share Value.

“Aggregate Closing Option Consideration” means the aggregate amounts payable to holders of Vested Company Options pursuant to Sections 3.01(a)(iv) and 3.01(a)(v) at Closing.

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“Aggregate Share Amount” means 9,494,439 shares of Parent Common Stock, determined by dividing (i) the Aggregate Share Value by (ii) the Average Parent Share Price.

“Aggregate Share Value” means $399,000,000.

“Aggregate Stockholder Cash Consideration” means, for any Company Common Stockholder, an amount of cash consideration equal to (A) the Per Share Closing Cash Amount multiplied by (B) the number of shares of Company Common Stock held by such Company Common Stockholder and converted into the right to receive the Per Share Common Stock Merger Consideration pursuant to this Agreement.

“Applicable Withholding Amount” means such amounts as are required to be withheld or deducted under the Code or any applicable provision of Law in accordance with Section 3.08 with respect to the payment made in connection with the cancelation of a Company Option.

“Average Parent Share Price” means $42.0246.

“Base Merger Consideration” means an amount equal to $1,250,000,000.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Cash” means, all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, including all outstanding security, customer or other deposits in cash, at such time, plus any uncleared checks, deposits or inbound wires in transit, minus any checks written (but not yet cashed) by the Company or any of its Subsidiaries or outbound wires, except to the extent that any such deposits, wires or checks are instead taken into account in determining the Final Working Capital; provided, however, that "Cash" as of the Determination Time shall be reduced by (i) the amount of cash used in violation of Section 6.01(r) and (ii) an amount equal to any Tax refund received by the Company or any of its Subsidiaries after the date hereof and prior to the Closing Date to the extent a receivable for such Tax refund would not have been included in Working Capital (pursuant to the definition of “Working Capital” and Exhibit C-1 and Exhibit C-2) had such Tax refund not been received prior to the Closing Date and to the extent that such Tax refund is not paid prior to the Closing Date to the Equity Holders (as that term is used in the Seller Acquisition Merger Agreement).

“Cash Percentage” means a number expressed as a percentage equal to the quotient of (i) the Aggregate Base Cash Amount minus the Non-Accredited Option Aggregate Consideration divided by (ii) the sum of (a) the Aggregate Base Cash Amount minus the Non-Accredited Option Aggregate Consideration plus (b) the Aggregate Share Value.

“Cash Ratio” means a fraction, the numerator of which is the Per Share Closing Cash Amount and the denominator of which is the sum of (i) the product of the Per Share Stock Amount multiplied by the Average Parent Share Price and (ii) the Per Share Closing Cash Amount.

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“Cashed-Out Options” means any Vested Company Options that are held by Non-Accredited Holders and receive cash (and no stock) merger consideration pursuant to Section 3.01(a)(v).

“Closing Payments” means (i) the payment of the Aggregate Base Cash Amount in accordance with Section 3.01(a)(iii), Section 3.01(a)(iv), Section 3.01(a)(v) and Section 3.03(b), (ii) the payment of the Escrow Funds in accordance with Section 3.03(b), (iii) the payment of the Securityholder Representative Expense Amount in accordance with Section 3.03(b), (iv) the payment of the Company Transaction Expenses in accordance with Section 3.04, and (v) the repayment of Funded Indebtedness in accordance with Section 3.05.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) pension plan (as defined in Section 3(2) of ERISA), retirement plan, profit sharing plan or post-retirement or post-employment health, medical, life insurance or other benefit plan, program, policy or arrangement, (iii) compensation, bonus, incentive or deferred compensation, stock purchase, stock option, or other equity-based compensation plan, program, policy, agreement or arrangement, (iv) employment, individual consulting, independent contractor, severance, salary continuation, change in control, transaction bonus or retention plan, program, policy, agreement or arrangement, (v) other fringe benefit compensation, benefit or employee loan plan, program, policy, agreement or arrangement, and (vi) trust, escrow or similar agreement related to clauses (i) through (v) above, in the case of clauses (i) through (vi), that is sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, manager, consultant (who is a natural person) or independent contractor (who is a natural person) of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could reasonably expect to have any liability or obligation, excluding, in each case, any Multiemployer Plan (whether or not subject to Title IV of ERISA).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Common Stockholders” means those Persons holding outstanding shares of Company Common Stock immediately prior to the Effective Time.

“Company Disclosure Schedule” means the disclosure schedule of the Company referred to in, and delivered pursuant to, this Agreement.

“Company Employees” means, collectively, those individuals employed by the Company or any of its Subsidiaries as of the Closing.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IT Assets” means any and all IT Assets used or held for use in connection with the operation of the Company’s and its Subsidiaries’ business.

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“Company Non-Union Employees” means those Company Employees who are not employed within a bargaining unit that is represented by a union or labor organization.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Stock Plan.

“Company Optionholder” means a holder of a Company Option immediately prior to the Effective Time.

“Company Stock Plan” means the GCA Holding Corp. 2016 Stock Incentive Plan, as amended, restated or supplemented from time to time prior to the date of this Agreement.

“Company Transaction Expenses” means (i) to the extent incurred prior to the Closing and remaining unpaid as of the Determination Time, the amount of all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiaries incurred by or on behalf of, or to be paid by, the Company or any Subsidiary in connection with the Transactions, and (ii) all bonus, incentive and similar change in control or retention payments payable to current or former employees, officers, consultants (who are natural persons), independent contractors (who are natural persons), directors or managers which become payable or due as a result of the Transactions and only if triggered without the requirement of any further action by the Company, its Subsidiaries or their respective Affiliates at or following the Closing (including any termination of employment but excluding any payments with respect to the Aggregate Closing Option Consideration) (but, for the avoidance of doubt, excluding (a) the employer portion of any employment, payroll, social security, unemployment or similar Taxes payable in connection with such payments, (b) the employer portion of any employment, payroll, social security, unemployment or other similar Taxes payable in connection with the payments of the Aggregate Closing Option Consideration and (c) the costs of the tail insurance policy referred to in Section 6.09(c), which, in each case, will be borne by Parent and not included as a liability in Working Capital or as Indebtedness); provided that in no event will Company Transaction Expenses include any fees, expenses or other liabilities to the extent incurred by or at the direction of Parent, either Merger Sub or any of their Affiliates or relating to Parent’s, either Merger Sub’s or their respective Affiliates’ financing, including obtaining any consent or waiver relating thereto, for the Transactions, including any fees payable to any financing institution or lender or the Company’s accountants on behalf of Parent, either Merger Sub or their respective Affiliates.

“Company Union Represented Employees” means those Company Employees who are employed within a bargaining unit that is represented by a union or labor organization as of the Closing.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders,

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decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, binding commitment or other agreement.

“Determination Time” means 12:01 am New York Time on the Closing Date; provided, that for purposes of determining Indebtedness and Company Transaction Expenses, “Determination Time” shall mean immediately prior to the Closing (but, with respect to clause (ii) in the definition of Company Transaction Expenses, taking into account the consummation of the Closing).

“Electronic Data Room” means the electronic data room established by the Company in connection with the transactions contemplated hereby.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, license, restriction on transfer of title, easement or other similar encumbrance, except for any restrictions arising under any applicable securities Laws.

“Environment” means soil, surface waters, groundwater, drinking water, land, stream sediments, natural resources, plant and animal life, surface or subsurface strata, or ambient air or indoor air.

“Environmental Condition” means any condition of the Environment with respect to (i) the Leased Real Property, (ii) any property previously owned, leased or operated by the Company or any Subsidiary to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or (iii) any other real property at which any Hazardous Material generated by the operation of the Company or any Subsidiary prior to Closing has been treated, stored or disposed of, or has otherwise come to be located, which in each case of (i), (ii) or (iii) violates any Environmental Law or results in any Release of Hazardous Materials.

“Environmental Laws” means any and all applicable Laws of any Governmental Entity relating to public or workplace health and safety (with respect to exposure of persons to Hazardous Materials); pollution or protection of the Environment; Releases or threats of Releases of Hazardous Materials; storage, use, treatment, transportation, management, handling, generation, importation, exportation, sale, distribution, labeling, recycling or processing of Hazardous Materials; or injury or harm to persons relating to exposure to Hazardous Materials.

“Equity Holders” means the Company Common Stockholders and the Company Optionholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) that, at a relevant time, is treated as a single employer with the Company or any of its Subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit B.

“Estimated Merger Consideration” means (i) the Base Merger Consideration, minus (ii) the amount of Estimated Indebtedness, minus (iii) the amount of the Estimated Company Transaction Expenses, plus (iv) the amount of Estimated Cash, minus (v) the amount, if any, by which the Target Working Capital Amount exceeds the Estimated Working Capital, plus (vi) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital Amount, minus (vii) the Escrow Funds, minus (viii) the Securityholder Representative Expense Amount.

“Financing Sources” means Lenders and any other Persons that may commit to provide or arrange, or have otherwise entered into Contracts with Parent and/or any of its Subsidiaries to provide or arrange, the Debt Financing or any Alternative Financing, including any parties to any joinder agreements or other agreements relating to commitments regarding the Debt Financing or any Alternative Financing and the parties (other than Parent or any of its Affiliates) to the definitive documentation relating to the Debt Financing or any Alternative Financing, together with their respective Affiliates, members, partners, officers, directors, employees, agents and representatives and, in each case, their respective successors and assigns. For the avoidance of doubt, none of Parent, its Subsidiaries or its Affiliates shall be Financing Sources hereunder.

“Fully-Diluted Outstanding Stock” means, as of any date, the total number of shares of Company Common Stock outstanding as of such date, determined on a fully-diluted, as-if exercised basis and assuming the exercise and settlement of all Vested Company Options (assuming that all shares of Company Common Stock underlying Vested Company Options are delivered to the applicable holders and that no shares of Company Common Stock are withheld in payment of any applicable exercise price or tax obligations), whether or not exercised, settled or eligible for settlement.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Good Standing), Section 4.02(a) and Section 4.02(c) (Capitalization), Section 4.03 (Authority; Execution and Delivery; Enforceability) and Section 4.16 (Brokers and Finders).

“Funded Indebtedness” means the Indebtedness referred to in clauses (i) and (ii) of the definition of “Indebtedness” immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time consistently applied.

“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of

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any government, whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Materials” means petroleum and petroleum distillates, polychlorinated biphenyls, friable asbestos or friable asbestos-containing materials, radiation and radioactive materials, harmful biological agents, including mold present at levels or in conditions that causes adverse health effects, polychlorinated biphenyls, hazardous or toxic chemicals and all other substances or materials that in relevant form and concentration are regulated as wastes, pollutants, contaminants, hazardous or toxic or any other term of similar import under, or for which liability could reasonably be expected to be imposed under, Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means the U.S. federal income Tax imposed by the Code and any similar U.S. state Tax imposed on or determined with reference to gross or net income or profits.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, (i) the amount of all indebtedness for borrowed money under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, and prepayment or similar penalties), (ii) any obligations owed pursuant to bonds, debentures, notes or other similar instruments or debt securities, (iii) any obligation evidenced by any letter of credit or bankers’ acceptance, in each case, solely to the extent drawn as of such time, (iv) all liabilities arising out of derivative financial instruments or any interest rate and currency swap, cap and any other such arrangements designed to provide protection against fluctuations in interest or currency rates assuming such instruments are settled as of such time, (v) all capitalized lease obligations, (vi) amounts owing as deferred purchase price of, or a contingent payment for, property, goods or services, including any deferred acquisition purchase price (but excluding trade accounts payable arising in the ordinary course of business), (vii) liabilities for deferred compensation pursuant to the GCA Services Group, Inc. Nonqualified Savings Plan, (viii) liabilities for severance payable (other than any severance due in connection with any termination initiated by Parent or its Affiliates at or after Closing), (ix) those obligations set forth on Section 1.01 of the Company Disclosure Letter, (x) amounts owed to ADP in respect of the ADP Vantage system one-time implementation fees, (xi) amounts owed to 32BJ Connecticut Pension Fund pursuant to the multi-employer pension withdrawal liability and (xii) guarantees with respect to any of the foregoing. Notwithstanding the foregoing, in no event will Indebtedness include (a) any amounts included in the Final Working Capital or Company Transaction Expenses, (b) any inter-company liabilities between the Company and any of its Subsidiaries or any Subsidiary of the Company and another Subsidiary of the Company, (c) any contingent reimbursement obligations for any letters of credit, performance bonds, surety bonds and similar obligations to the extent undrawn as of such time, (d) any fees and expenses to the extent incurred by or at the direction of Parent or any of its Affiliates or otherwise relating to Parent or any of its Affiliates’ financing, including

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obtaining any consent, agreement or waiver relating thereto, for the Transactions or (e) any payments required to be made to the Equity Holders (as that term is used in the Agreement and Plan of Merger by and among Erie Acquisition Holdings, Inc., GCA Holding Corp., GCA Merger Sub, Inc., and SRV Holdco LLC, as the Securityholder Representative, dated as of November 12, 2015 (the “Seller Acquisition Merger Agreement”)) pursuant to Section 6.16 of the Seller Acquisition Merger Agreement.

“Intellectual Property” means all intellectual property and proprietary rights existing anywhere in the world, including (i) trademarks, service marks, corporate names, trade names, Internet domain names and other identifiers of source, origin or goodwill, together with the goodwill associated with or symbolized by any of the foregoing, (ii) patents, patent applications, invention disclosures, industrial designs, mask works and statutory invention registrations, (iii) published and unpublished works of authorship, whether copyrightable or not (including Software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, and any and all rights associated therewith, (iv) confidential and proprietary information, including know how, trade secrets and invention, (v) rights of privacy and publicity, and (vi) all applications and registrations for the foregoing.

“IT Assets” means servers, computers, hardware, Software, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation

“Knowledge of the Company” (or similar phrases) means the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule, in each case.

“Law” means any federal, state or local statute, law (including common law), ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, Governmental Order, ruling or other legally-binding requirement of a Governmental Entity.

“Licensed Intellectual Property” means any and all Intellectual Property that the Company or any of its Subsidiaries is licensed or otherwise permitted by other Persons to use.

“Material Adverse Effect” means any effect, circumstance, change, occurrence or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) the Company’s ability to consummate the Transactions when required hereunder; provided, however, that, solely with respect to the foregoing clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any change or event to the extent relating to any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (i) general economic or financial market conditions in any of the geographical areas in which any of the Company and its Subsidiaries operate; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iii) changes in the debt, capital, credit or securities markets, including changes in interest rates and any decline in the price of any security or any market index; (iv) changes in Law or in GAAP after the date of this Agreement; (v) the commencement or material worsening of a war or armed hostilities or other national or

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international calamity involving the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God; (vii) any actions taken, or failures to take action, in each case at the express written (including via email) request of Parent; (viii) any failure, in and of itself, by the Company to meet projections, forecasts, revenue or earnings predictions or other similar forward looking statements for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); and (ix) the execution or announcement of this Agreement or the Transactions, or any public disclosure relating to any of the foregoing, or the impact of any of the foregoing on relationships, contractual or otherwise, with customers, lenders, employees, unions or other Persons with business relationships with the Company or its Subsidiaries (provided that the exception in this clause (ix) shall not apply to any representation or warranty set forth in Article IV that specifically addresses the consequences of the execution or announcement of this Agreement or the consummation of the Transactions); except, in the case of the foregoing clauses (i)-(vi), to the extent such effect, circumstance, change or event has had, or would reasonably be expected to have, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other Persons in the industries in which the Company and its Subsidiaries conduct their business.

“Minimum Supporting Holders” means the Equity Holders set forth on Exhibit G.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) of ERISA) to which the Company or any of its Subsidiaries contributes, has the obligation to contribute, or otherwise has any liability or obligation (including on account of an ERISA Affiliate).

“Net Option Share” means, with respect to a Vested Company Option, the excess, if any, of (i) the number of shares of Company Common Stock underlying such Vested Company Option minus (ii) a number equal to the quotient of (x) the aggregate exercise price of such Vested Company Option divided by (y) the Per Share Common Stock Merger Consideration Cash Value.

“New Stockholders” means the Equity Holders who receive Parent Shares pursuant to the terms and conditions of this Agreement.

“Non-Accredited Holder” means any Company Optionholder who is not an Accredited Holder.

“Non-Accredited Option Aggregate Consideration” means the aggregate cash consideration payable to holders of Cashed-Out Options pursuant to Section 3.01(a)(v).

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“Non-Accredited Option Aggregate Proceeds” means the aggregate exercise price that would be payable to the Company upon exercise of all Cashed-Out Options that are outstanding immediately prior to the Effective Time (assuming that an amount in cash equal to the full exercise price of each such Vested Company Option was delivered to the Company, regardless of whether the Company Option requires payment of an exercise price in cash).

“ordinary course of business” means, with respect to any Person, the usual and ordinary course of such Person’s business consistent with past practice.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Software” means any and all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization, Standing and Power), Section 5.02 (Authority; Execution and Delivery; Enforceability), Section 5.07 (Brokers and Finders), and Section 5.09 (Capital Stock).

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any effect, circumstance, change, occurrence or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole or (b) Parent’s or Merger Subs’ ability to consummate the Transactions when required hereunder; provided, however, that, solely with respect to the foregoing clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute a Parent Material Adverse Effect, nor shall any change or event to the extent relating to any of the following be taken into account in determining whether a Parent Material Adverse Effect has occurred or would result: (i) general economic or financial market conditions in any of the geographical areas in which any of Parent and its Subsidiaries operate; (ii) conditions generally affecting the industries in which Parent and its Subsidiaries operate; (iii) changes in the debt, capital, credit or securities markets, including changes in interest rates and any decline in the price of any security or any market index, (iv) changes in Law or in GAAP after the date of this Agreement; (v) the commencement or material worsening of a war or armed hostilities or other national or international calamity involving the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God; (vii) any actions taken, or failures to take action, in each case

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at the express written (including via email) request of the Company, the Securityholder Representative or any Equity Holder; (viii) any failure, in and of itself, by Parent or its Subsidiaries to meet projections, forecasts, revenue or earnings predictions or other similar forward looking statements for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect); and (ix) the execution or announcement of this Agreement or the Transactions, or any public disclosure relating to any of the foregoing, or the impact of any of the foregoing on relationships, contractual or otherwise, with customers, lenders, employees, unions or other Persons with business relationships with Parent and its Subsidiaries (provided that the exception in this clause (ix) shall not apply to any representation or warranty set forth in Article V that specifically addresses the consequences of the execution or announcement of this Agreement or the consummation of the Transactions); except, in the case of the foregoing clauses (i)-(vi), to the extent such effect, circumstance, change or event has had, or would reasonably be expected to have, a disproportionate impact on Parent and its Subsidiaries, taken as a whole, compared to other Persons in the industries in which Parent and its Subsidiaries conduct their business.

“Per Share Additional Merger Consideration” means, with respect to each share of Company Common Stock, an amount equal to the quotient of (x) the sum of (i) the Excess Amount, if any, (ii) the Remaining Amount, if any, and (iii) the portion of the Securityholder Representative Expense Amount, if any, released pursuant to Section 10.15(a), divided by (y) the Fully-Diluted Outstanding Stock immediately prior to the Effective Time.

“Per Share Closing Cash Amount” means an amount equal to the quotient of (x) the sum of (i) the Aggregate Base Cash Amount plus (ii) the Accredited Option Aggregate Cash Proceeds minus (iii) the Non-Accredited Option Aggregate Consideration divided by (y) the Fully-Diluted Outstanding Stock (minus the Cashed-Out Options) immediately prior to the Effective Time.

“Per Share Common Stock Merger Consideration” means, with respect to each share of Company Common Stock, an aggregate amount equal to the sum of each of (i) the Per Share Closing Cash Amount, (ii) the Per Share Stock Amount and (iii) the Per Share Additional Merger Consideration (if any).

“Per Share Common Stock Closing Merger Consideration” means, with respect to each share of Company Common Stock, an aggregate amount equal to the sum of each of (i) the Per Share Closing Cash Amount and (ii) the Per Share Stock Amount.

“Per Share Common Stock Merger Consideration Cash Value” means, with respect to each share of Company Common Stock, the per share amount determined by dividing (a) the sum of (i) the Aggregate Base Cash Amount, (ii) the Aggregate Share Value, (iii) the Accredited Option Aggregate Proceeds and (iv) the Non-Accredited Option Aggregate Proceeds by (b) the Fully-Diluted Outstanding Stock immediately prior to the Effective Time.

“Per Share Portion” means a fraction (i) the numerator of which is one, and (ii) the denominator of which is the Fully-Diluted Outstanding Stock.

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“Per Share Stock Amount” means, with respect to each share of Company Common Stock, the quotient of (x) the sum of (i) the Aggregate Share Amount and (ii) the Accredited Option Aggregate Stock Proceeds, divided by (y) the Fully-Diluted Outstanding Stock (minus the Cashed-Out Options) immediately prior to the Effective Time.

“Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other similar Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent and for which adequate reserves have been established in accordance with GAAP; (ii) Encumbrances for Taxes, utilities and other governmental charges that are not due and payable, or which are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty and for which adequate reserves have been established in accordance with GAAP; (iii) matters of record or registered Encumbrances affecting title to any asset which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used; (iv) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities which are not violated by the current use and operation of the Leased Real Property; (v) statutory Encumbrances of landlords for amounts not due and payable, which are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty and for which adequate reserves have been established in accordance with GAAP; (vi) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vii) defects, matters that would be disclosed by an accurate survey or inspection, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate; and (viii) Encumbrances that secure obligations that are reflected as liabilities on the Latest Balance Sheet solely to the extent included in Funded Indebtedness.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and for any Straddle Period, the portion of any such taxable period up to and including the Closing Date.

“Present Fair Salable Value”, when used with respect to a company, means the amount that may be realized if the aggregate assets of such company (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

“Public Software” means any Software that is licensed pursuant to (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (iii) any reciprocal or “copyleft” license, in each case whether or not source code is available or included in such license.

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“Release” means any release, spill, leaking, pumping, emitting, emptying, escaping, injection, disposal, discharge, leaching, migrating, dumping or pouring into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or internet domain name registrar.

“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Sanctioned Country” means, at any time, a region, country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at the applicable time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Entity, (ii) any Person operating, organized or resident in a Sanctioned Country, or (iii) any Person owned or controlled by any such Person(s) described in the foregoing clauses (i) or (ii).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securityholder Representative Expense Amount” means $1,000,000.

“Software” means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data and databases, firmware, internet and intranet websites, all versions, updates, corrections, enhancements and modifications thereof, and all related procedural code, documentation, developer notes, comments and annotations.

“Solvent”, when used with respect to a company, means that, as of any date of determination, (i) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) such company will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or proposed to be engaged following such date, and (iii) such company will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the Transactions. For purposes of the definition of “Solvent” (A) “debt” means liability on a “claim;” and (B) “claim” means (x) any right to payment, whether or not such a right is reduced

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to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (y) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Sponsors” means Thomas H. Lee Equity Fund VII, L.P., Thomas H. Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P., THL Executive Fund VII, L.P., THL Fund VII Coinvestment Partners, L.P., Broad Street Principal Investments Holdings, L.P., Bridge Street 2015, L.P., MBD 2015, L.P., Stone Street 2015, L.P., 2015 Employee Offshore Aggregator, L.P., Managed Account No. 046-46898-9, Managed Account No. 046-52146-4 and Managed Account No. 042-78997-4.

“Stock Percentage” means 100% minus the Cash Percentage.

“Stockholder Approval” means the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Company Common Stock, voting or consenting together as a single class, in favor of the adoption of this Agreement.

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or economic interests or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Target Working Capital Amount” means $70,000,000.

“Tax” means (i) any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments imposed by a Taxing Authority (including, without limitation, income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, gross receipts, franchise or any other taxes, charges, fees, levies or other similar assessments imposed by a Taxing Authority), whether or not disputed, and whether computed on a separate, consolidated, unitary or combined basis (including any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any corresponding provision of state, local or non-U.S. Law)), and includes any interest, fines, penalties, assessments, deficiencies or additions thereto imposed by a Taxing Authority, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a transferee or successor or as a result of any expressed or implied agreement (other than a commercial

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agreement the primary subject matter of which does not relate to Taxes) or obligation to indemnify, succeed to or otherwise pay the Tax liability of any other Person.

“Taxing Authority” means, with respect to any Tax, any Governmental Entity responsible for the assessment, collection, imposition or administration of such Tax.

“Tax Return” means any return, report, declaration, information return or other document required to be filed with or supplied to any Taxing Authority with respect to Taxes, including any amendments thereof and any schedules and attachments thereto.

“Transaction Accounting Principles” means GAAP, as in effect on the date of this Agreement, applied using those accounting principles, policies and procedures set forth on Exhibit C-1.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Shareholders’ Agreement.

“Transaction Tax Attributes” means, without duplication, to the extent deductible for Income Tax purposes on or before the Closing Date or after the Closing Date, the following items incurred or paid by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, or in the cause of clause (vii), any credit: (i) the Company Transaction Expenses; (ii) the vesting, cancellation or exercise, as applicable, of any Options; (iii) all fees of professionals (including investment bankers and other consultants and advisors); (iv) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of the Indebtedness on the Closing Date or in connection with the Closing; (v) all sale, “stay-around,” retention, change of control or similar bonuses or payments payable to current or former employees, directors or consultants of the Company or any of its Subsidiaries contingent upon the Closing; (vi) any payroll Taxes imposed with respect to any of the foregoing; and (vii) any and all Tax credits earned on or before the Closing Date (including, but not limited to, the Work Opportunity Tax Credit for qualified hires prior to the Closing, Enterprise Zone Tax Credits, and other similar credits). For the purposes of this definition, Parent shall cause the Company and its Subsidiaries to make a safe harbor election under Revenue Procedure 2011-29, 2011 18 IRB, with respect to any item described in this definition that constitutes a “success based” fee.

“Transfer Taxes” means any sales, use, goods and services, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

“Vested Company Options” means the Company Options that are vested and exercisable in accordance with the terms of the applicable nonqualified stock option agreements pursuant to which they were granted, as set forth on Section 4.02(a) of the Company Disclosure Letter.

“Working Capital” means, (i) current assets (excluding Cash and deferred tax assets and tax assets described in clause (ii) of the last sentence of the definition of Cash) of the Company and its Subsidiaries, minus (ii) current liabilities (excluding Indebtedness, deferred tax

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liabilities and Company Transaction Expenses) of the Company and its Subsidiaries, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities are designated as such on Exhibit C-1. Exhibit C-2 sets forth an example of the calculation of Working Capital as of May 31, 2017. “Working Capital” (x) shall take into account Transaction Tax Attributes (as if any Transaction Tax Attributes deductible on the Closing Date were deductible at or prior to the Determination Time) only if, and to the extent that, such Transaction Tax Attributes reduce a liability for current Taxes (for the avoidance of doubt, any net current Tax asset attributable to Transaction Tax Attributes shall not be taken into account in Working Capital), (y) shall not take into account any payments required to be made to the Equity Holders (as that term is used in the Seller Acquisition Merger Agreement) pursuant to Section 6.16 of the Seller Acquisition Merger Agreement and (z) for the avoidance of doubt, shall not take into account as a current asset an amount equal to “refundable income taxes” as set forth on Exhibit C-2. Such calculation on Exhibit C-2 is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty, and will not incur any liability, in respect thereof.

1.02         Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

280G Stockholder Approval	Section 6.04(e)
280G Waivers	Section 6.04(e)
Agreement	Preamble
Alternative Financing	Section 6.11(c)
Anti-Corruption Law	Section 4.14(b)
Appraisal Shares	Section 3.01(b)
Audited Financial Statements	Section 4.05(a)
Claim Notice	Section 9.04(a)
Closing	Section 2.02
Closing Date	Section 2.02
Closing Statement	Section 3.06(a)
Company	Preamble
Company IP Agreements	Section 4.18(a)(xvii)
Company Material Contracts	Section 4.18(b)
Company Option Closing Consideration Statement	Section 3.01(a)(vii)
Company Preferred Stock	Section 4.02(a)
Confidentiality Agreement	Section 6.06
Debt Financing	Section 5.05
Debt Financing Commitment	Section 5.05
Deficiency Amount	Section 3.06(e)(i)
De Minimis Leases	Section 4.08(a)
DGCL	Recitals
DLLCA	Recitals
Effective Time	Section 2.03
Enforceability Exceptions	Section 4.03(b)
Escrow Account	Setion 3.07

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Term	Section

Escrow Agent	Section 3.07
Escrow Funds	Section 3.03(b)(iii)
Estimated Cash	Section 3.03(a)
Estimated Closing Statement	Section 3.03(a)
Estimated Company Transaction Expenses	Section 3.03(a)
Estimated Indebtedness	Section 3.03(a)
Estimated Working Capital	Section 3.03(a)
Excess Amount	Section 3.06(e)(ii)
Final Cash	Section 3.06(c)
Final Company Transaction Expenses	Section 3.06(c)
Final Indebtedness	Section 3.06(c)
Final Merger Consideration	Section 3.06(e)
Final Working Capital	Section 3.06(c)
Financial Statements	Section 4.05
Financing Commitment Letter	Section 5.05
Follow-On Certificate of Merger	Section 2.03
Follow-On Merger	Recitals
Governmental Filings	Section 4.04(b)
GS	Section 6.05
Indemnified Individuals	Section 6.09(a)
Indemnity Agreements	Section 6.09(a)
Initial Certificate of Merger	Section 2.03
Initial Merger	Recitals
Interim Financial Statements	Section 4.05(a)
Latest Balance Sheet	Section 4.05(a)
Latest Balance Sheet Date	Section 4.05(a)
Leased Real Property	Section 4.08(a)
Leases	Section 4.08(a)
Letter of Transmittal	Section 3.02(a)
Mergers	Recitals
Merger Subs	Preamble
Merger Sub One	Preamble
Merger Sub Two	Preamble
Non-Recourse Party	Section 10.16
Notice of Disagreement	Section 3.06(b)
Outside Date	Section 8.01(a)
Parachute Payments	Section 6.04(e)
Parent	Preamble
Parent SEC Documents	Section 5.13(a)
Parent Shares	Recitals
Paying Agent	Section 3.02(b)
Paying Agent Agreement	Section 3.02(b)
Permits	Section 4.14(a)
Pre-Closing Tax Returns	Section 6.17(d)

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Term	Section

Protected Seller Communications	Section 10.17
Referee	Section 3.06(c)
Referee Dispute Notice	Section 3.06(c)
Remaining Amount	Section 3.06(e)(iii)
Retained Counsel	Section 10.17
Review Period	Section 3.06(b)
Section 262	Section 3.01(b)
Securityholder Representative	Preamble
Seller Group	Section 10.17
Shareholders’ Agreement	Section 6.15
Specified Shares	Section 3.01(a)(iii)
Surviving Company	Recitals
Tax Claim	Section 4.11(b)
THL	Section 6.05
Top Customers	Section 4.20
Top Vendors	Section 4.20
Transactions	Recitals
Voting Company Debt	Section 4.02(a)
WARN Act	Section 4.17(c)

Article II

THE MERGERS

2.01       The Mergers.

(a)          Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub One shall be merged with and into the Company at the Effective Time. Following the effective time of the Initial Merger, the separate corporate existence of Merger Sub One shall cease, and the Company shall continue as the surviving corporation in the Initial Merger, and shall succeed to and assume all the rights and obligations of Merger Sub One in accordance with the DGCL.

(b)          Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, immediately following the Effective Time, and as part of the same plan of reorganization, Parent shall cause the Company to be merged with and into Merger Sub Two. Following the Follow-On Merger, Merger Sub Two shall continue as the Surviving Company and the separate corporate existence of the Company shall cease.

2.02         Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, at 10:00 a.m. Central Time, on the third (3rd) Business Day after the day on which the

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conditions precedent set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver, to the extent permitted by applicable Law, of those conditions at such time) are satisfied or waived in accordance with this Agreement, or at such other place and time or on such other date as the parties hereto may mutually agree in writing; provided, however, that in no event will Parent or the Merger Subs be required to consummate the Transactions prior to August 31, 2017. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.03         Effective Time. Contemporaneously with the Closing, the Company and Merger Sub One shall duly execute and file a certificate of merger (the “Initial Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Initial Merger shall become effective at such time as the Initial Certificate of Merger is duly filed with the Office of the Secretary of the State of the State of Delaware, unless Parent and the Company otherwise agree and specify a subsequent date or time in the Initial Certificate of Merger, in which case the Initial Merger shall become effective at such subsequent date or time (the time the Initial Merger becomes effective being the “Effective Time”). Immediately following the Effective Time, the Company and Merger Sub Two shall duly execute and file a certificate of merger (the “Follow-On Certificate of Merger”) in accordance with the applicable provisions of the DGCL and DLLCA. The Follow-On Merger shall become effective at such time as the Follow-On Certificate of Merger is duly filed with the Office of the Secretary of the State of the State of Delaware, unless Parent and the Company otherwise agree and specify a subsequent date or time in the Follow-On Certificate of Merger, in which case the Follow-On Certificate of Merger shall become effective at such subsequent date or time.

2.04         Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement, the Initial Certificate of Merger and the Follow-On Certificate of Merger, as applicable, the DGCL and the DLLCA.

2.05         Certificate of Incorporation and Bylaws. Effective upon the Effective Time, the certificate of incorporation of the Company shall be amended and restated in a form designated by Parent prior to the Closing and as so amended shall be the certificate of incorporation of the surviving corporation in the Initial Merger as of the Effective Time, until amended in accordance with applicable Law, and the bylaws of Merger Sub One, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Initial Merger as of the Effective Time. The certificate of formation of Merger Sub Two in effect immediately prior to the effective time of the Follow-On Merger shall be the certificate of formation of the Surviving Company, and the limited liability company agreement of Merger Sub Two in effect immediately prior to the effective time of the Follow-On Merger shall be the limited liability company agreement of the Surviving Company.

2.06         Directors, Officers and Managers. From and after the Effective Time, the directors and officers of Merger Sub One immediately prior to the Initial Merger shall be the directors and officers of the surviving company in the Initial Merger, until their successors and assigns shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of Merger Sub One, applicable Law and this Agreement. The managers of Merger Sub Two immediately prior to the effective time of the Follow-On Merger shall be the initial managers of the Surviving

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Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company and applicable Law.

2.07         Plan of Reorganization. The parties intend that, for U.S. federal income tax purposes, the Mergers, taken together, will constitute integrated steps in a single “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

Article III

EFFECT OF THE MERGER

3.01         Effect of the Mergers on Capital Stock and Company Options.

(a)          At the Effective Time, by virtue of the Initial Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub One:

(i)          Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub One shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation in the Initial Merger.

(ii)         Each share of Company Common Stock that is owned by (A) the Company or (B) any of Parent or Merger Sub One (or any of Parent’s or Merger Sub One’s respective Affiliates) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)        Each issued and outstanding share of Company Common Stock (other than (A) shares of Company Common Stock to be cancelled in accordance with Section 3.01(a)(ii) and (B) the Appraisal Shares (such shares identified in the immediately preceding clauses (A) and (B), the “Specified Shares”), shall be converted into, and shall thereafter represent the right of the holder thereof to receive, subject to Section 3.02(a), the Per Share Common Stock Merger Consideration. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Company Common Stockholder shall cease to have any rights with respect to such Company Common Stock except the right to receive the Per Share Common Stock Merger Consideration.

(iv)        Each Vested Company Option that is (i) outstanding and unexercised immediately prior to the Effective Time and (ii) held by an Accredited Holder, shall, by virtue of the Initial Merger and without any action on the part of any party, be canceled and converted into the right to receive (A) the Per Share Common Stock Merger Consideration with respect to each Net Option Share relating to such Vested Company Option minus (B) the Applicable Withholding Amount and all such

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Vested Company Options shall otherwise cease to be outstanding, shall be canceled and cease to exist.

(v)         Each Vested Company Option that is (i) outstanding and unexercised immediately prior to the Effective Time and (ii) held by a Non-Accredited Holder, shall, by virtue of the Initial Merger and without any action on the part of any party, be canceled and converted into the right to receive an amount in cash equal to (A) the Per Share Common Stock Merger Consideration Cash Value with respect to each Net Option Share relating to such Vested Company Option, minus (B) the Applicable Withholding Amount, and all such Vested Company Options shall otherwise cease to be outstanding, shall be canceled and cease to exist.

(vi)        Prior to the Effective Time, the Company shall take or cause to be taken any and all actions reasonably necessary to terminate the Company Stock Plan and to cause (i) all outstanding Company Options which are subject solely to time-based vesting conditions to become fully vested and exercisable as of immediately prior to the Effective Time, (ii) all outstanding Company Options which are subject to time and performance-based vesting conditions to become vested and exercisable as of immediately prior to the Effective Time to the extent the applicable performance-based vesting conditions will be satisfied immediately following the Effective Time after giving effect to the transactions contemplated hereby, and (iii) each outstanding Company Option that is so vested and exercisable immediately prior to the Effective Time (after giving effect to the immediately preceding clauses (i) and (ii)) to be cancelled and terminated as of the Effective Time, and, converted into the right of the Company Optionholder thereof to receive the consideration set forth in Section 3.01(a)(iv) or Section 3.01(a)(v), as applicable.

(vii)       At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement setting forth the Company’s calculation of the Aggregate Closing Option Consideration, including the amount to be paid to each Company Optionholder pursuant to Section 3.01(a)(iv) or Section 3.01(a)(v) and, with respect to amounts to be paid pursuant to Section 3.01(a)(iv), what portion of each such amount will be paid in cash and what will be paid in shares of Parent Common Stock (the “Company Option Closing Consideration Statement”)). The Company Option Closing Consideration Statement shall specify the number of Company Options held by each Company Optionholder that are vested and exercisable as of immediately prior to the Effective Time, including with respect to any performance-based vesting conditions that will be satisfied immediately following the Effective Time after giving effect to the transactions contemplated hereby. Each outstanding Company Option that is not vested and exercisable as of the Effective Time in accordance with this Section 3.01(a), and each Vested Company Option which has an exercise price equal to or greater than the Per Share Portion of the Estimated Merger Consideration, shall automatically be cancelled and terminated as of the Effective Time for no portion of the Aggregate Closing Option Consideration and without ongoing liability to Parent, the Company or any of its Subsidiaries or any other consideration. In each case, all payments or delivery of Aggregate Closing Option Consideration shall be made by or on behalf of the Surviving

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Company to such Company Optionholder no later than the next payroll payment date, but in no event sooner than five (5) Business Days, after the Closing Date.

(b)          Notwithstanding the foregoing, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Common Stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Per Share Common Stock Merger Consideration as provided in Section 3.01(a)(iii), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Common Stock Merger Consideration as provided in Section 3.01(a)(iii). The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands for appraisal, or agree to do any of the foregoing.

3.02       Exchange Procedures.

(a)          As soon as reasonably practicable after the date hereof (and in any event, at least 20 days prior to the Closing Date), the Company shall mail or cause to be mailed or otherwise delivered to each Company Common Stockholder a Letter of Transmittal, substantially in the form of Exhibit D attached hereto (the “Letter of Transmittal”) which, for the avoidance of doubt, shall include the obligation of each Company Common Stockholder to agree to Section 10.15 of this Agreement, together with notices delivered pursuant to Section 262 and a request to have such Company Common Stockholder deliver an executed Letter of Transmittal and, if applicable, an executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, to the Paying Agent, no less than three Business Days prior to the Closing. Upon the delivery of any duly executed Letter of Transmittal completed in accordance with the instructions thereto, together with any other documentation expressly required by its terms to be provided in connection with such Letter of Transmittal, each Company Common Stockholder shall be entitled to receive, at or after the Effective Time, subject to the terms and conditions hereof, the Per Share Common Stock Merger Consideration in respect of each of its, his or her shares of Company Common Stock (other than Specified Shares) in accordance with Section 3.01(a)(iii), Section 3.02(b) and Section 3.06. The Paying Agent and the Company shall provide the Securityholder Representative and Parent with a copy of each Letter of Transmittal it receives prior to or as of the Effective Time.

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(b)          Computershare shall act, at Parent’s expense, as paying agent (the “Paying Agent”) in effecting the exchanges of Company Common Stock provided for herein pursuant to the Paying Agent Agreement, which will be in a form reasonably acceptable to Parent, the Securityholder Representative and the Paying Agent (the “Paying Agent Agreement”). Following delivery of a duly executed Letter of Transmittal completed in accordance with the instructions thereto and Section 3.02(a) above and an executed IRS Form W-9 or appropriate IRS Form W-8, as applicable: each Company Common Stockholder shall be entitled to receive (and Parent shall direct the Paying Agent to pay), in exchange for each share of Company Common Stock such Company Common Stockholder holds (other than Specified Shares) (A) on the Closing Date or as promptly as practicable thereafter (if such Company Common Stockholder has delivered such Letter of Transmittal at least three Business Days prior to the Closing Date) or, after the Closing, within three Business Days of receipt of such Letter of Transmittal, the Per Share Closing Cash Amount and the Per Share Stock Amount and (B) the Per Share Additional Merger Consideration, if any, at the time of its distribution pursuant to this Agreement.

(c)          For all purposes of this Section 3.02 and for U.S. federal income tax purposes, and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), each Company Common Stockholder will be treated as having surrendered, in exchange for the Aggregate Stockholder Cash Consideration to be paid to such Company Common Stockholder pursuant to Section 3.01(a)(iii), a number of shares of Company Common Stock (which are specifically identified by such stockholder in the Letter of Transmittal to be the shares of Company Common Stock exchanged for such stockholder’s Aggregate Stockholder Cash Consideration) equal to the product of (i) the total number of shares of Company Common Stock held by such stockholder and converted into the right to receive the Per Share Common Stock Merger Consideration pursuant to this Agreement and (ii) the Cash Ratio.

3.03         Estimated Merger Consideration; Certain Closing Date Payments.

(a)          Estimated Closing Statement. At least three Business Days prior to the Closing Date, the Company shall deliver to Parent (i) an estimated consolidated balance sheet of the Company as of the Determination Time, in the same form and including the same line items as the Latest Balance Sheet, and (ii) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith calculation of the Estimated Merger Consideration, including (A) the estimated amount of Working Capital (the “Estimated Working Capital”), (B) the estimated amount of Indebtedness (the “Estimated Indebtedness”), (C) the estimated amount of Cash (the “Estimated Cash”), and (D) the estimated amount of the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), in each case of clauses (A) through (D), as of the Determination Time and based on the books and records of the Company and its Subsidiaries, together with reasonable supporting detail of each of the calculations set forth in the Estimated Closing Statement. Parent shall be entitled to review the Estimated Closing Statement prior to the Closing and to submit comments thereon to the Company. The Company shall consider in good faith any such comments and may (but is not required to) revise the Estimated Closing Statement prior to the Closing to reflect such comments. To the extent the Company does not accept Parent’s comments, the Estimated Closing Statement shall be in the form initially presented to Parent pursuant to this Section 3.03(a). No comments delivered by

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Parent, or Parent’s failure to deliver any comments, will be deemed to constitute any waiver or release of any of Parent’s rights under this Agreement, including Section 3.06.

(b)          Certain Closing Date Payments. In each case subject to the terms and conditions of this Agreement, at the Effective Time, Parent shall:

(i)          deposit, or cause to be deposited, to the Paying Agent in accordance with the Paying Agent Agreement, (A) certificates or evidence of book-entry shares representing a number of shares of Parent Common Stock equal to the Aggregate Share Amount and (B) cash representing the Aggregate Base Cash Amount, less the amounts to be deposited to the Surviving Company pursuant to Section 3.03(b)(ii).

(ii)         deposit, or cause to be deposited, (i) to the Surviving Company, for payment to each Company Optionholder who is an Accredited Holder, the Per Share Closing Cash Amount for each Net Option Share relating to each outstanding Vested Company Option payable at Closing pursuant to Section 3.01(a)(iv) and (ii) to the Surviving Company for payment to each holder of Vested Company Options who is a Non-Accredited Holder, cash in an amount equal to the consideration for each outstanding Cashed-Out Option payable at Closing pursuant to Section 3.01(a)(v), in each case, as set forth in the Company Option Closing Consideration Statement.

(iii)        deliver, or cause to be delivered, to the Escrow Agent an amount in cash to be held in the Escrow Account in accordance with the terms of the Escrow Agreement equal to $12,500,000 (the “Escrow Funds”); and

(iv)        deliver, or cause to be delivered, to an account specified by the Securityholder Representative to Parent no later than three (3) Business Days prior to the Closing, the Securityholder Representative Expense Amount in cash, to be held and disbursed in accordance with this Agreement.

(c)          All consideration paid upon the surrender of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d)          None of Parent, the Merger Subs, the Company, the Securityholder Representative or any other Person shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)          Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Options converted pursuant to the Initial Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock and Company Options held at the Effective Time by such holder) shall receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent and without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such former holder would otherwise be entitled (rounded up

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to the nearest ten thousandth when expressed in decimal form) by (ii) the Average Parent Share Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock or Company Options formerly pursuant to this Section 3.03(e), Parent shall pay, or cause the Paying Agent to pay, such amounts to such holders.

3.04         Company Transaction Expenses. Simultaneously with the Closing, by wire transfer of immediately available funds on behalf of the Company and its Subsidiaries, Parent shall pay, or cause to be paid, the Company Transaction Expenses in accordance with wire transfer instructions provided by each payee thereof and delivered to Parent by the Company in writing not less than two (2) Business Days prior to the Closing Date.

3.05         Funded Indebtedness. Simultaneously with the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company, all of the Funded Indebtedness, as set forth on Section 3.05 of the Company Disclosure Schedule, by wire transfer of immediately available funds in accordance with wire transfer instructions set forth in payoff letters provided to Parent by the Company not less than two (2) Business Days prior to the Closing Date. Such payoff letters shall be in form and substance reasonably satisfactory to Parent and shall, among other things, include the payoff amount and provide that Encumbrances (and guarantees), if any, granted in connection therewith shall, upon the payment of the amount set forth in the applicable payoff letter at the Closing, be released and terminated.

3.06         Post-Closing Determination of Merger Consideration Adjustment; Transaction Accounting Principles.

(a)          Within 90 days after the Closing Date, Parent shall deliver to the Securityholder Representative (i) a consolidated balance sheet of the Company as of the Determination Time, in the same form and including the same line items as the Latest Balance Sheet, and (ii) a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of the Company’s Working Capital, Indebtedness, Cash and Company Transaction Expenses, in each case, as of the Determination Time, if applicable, together with reasonable supporting detail of each of the calculations set forth in the Closing Statement.

(b)          During the 45 days immediately following the Securityholder Representative’s receipt of the Closing Statement (the “Review Period”), the Securityholder Representative and its Representatives shall be permitted, at reasonable times and following reasonable advance notice, to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Working Capital, Indebtedness, Cash and Company Transaction Expenses therein, as well as the relevant books and records of the Company and Parent; provided, however, that the independent accountants of Parent shall not be obligated to make any working papers available to the Securityholder Representative unless and until the Securityholder Representative has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The Securityholder Representative shall notify Parent in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if the Securityholder Representative disagrees with the Closing Statement or the Working Capital, Indebtedness, Cash or Company Transaction Expenses set forth therein. The Notice of Disagreement shall set forth

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in reasonable detail the basis for such disagreement, the amounts involved and the Securityholder Representative’s determination of the amount of the Working Capital, Indebtedness, Cash and Company Transaction Expenses, in each case, as of the applicable Determination Time, together with reasonably detailed supporting documentation.

(c)          During the 30 days immediately following the delivery of a Notice of Disagreement, the Securityholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement. If no Notice of Disagreement is received by Parent on or prior to the expiration date of the Review Period, then the Closing Statement and the Working Capital, Indebtedness, Cash and Company Transaction Expenses set forth in the Closing Statement shall be deemed to have been accepted by the Securityholder Representative and shall become final and binding upon Parent and the Equity Holders. If the parties cannot agree on the Working Capital, Indebtedness, Cash and Company Transaction Expenses within such 30 day period, the Working Capital, Indebtedness, Cash and/or Company Transaction Expenses, in each case solely to the extent not agreed between the Securityholder Representative and Parent, shall be determined by Houlihan Lokey (such firm or any replacement firm appointed pursuant to the terms of this Section 3.06(c), the “Referee”). The Securityholder Representative and Parent shall furnish the Referee with a statement setting forth the items from the Notice of Disagreement which are still in dispute (the “Referee Dispute Notice”); provided, that all items which are not in dispute, and thus not included on the Referee Dispute Notice and/or Notice of Disagreement, shall be considered final and binding. In the event that Houlihan Lokey refuses or is otherwise unable to act as the Referee, the Securityholder Representative and Parent shall cooperate in good faith to appoint an independent certified public accounting firm or a nationally recognized financial advisory valuation firm in the United States of national recognition mutually agreeable to the Securityholder Representative and Parent, in which event “Referee” shall mean such firm. Within 30 days after the submission of such matters to the Referee, or as soon as practicable thereafter, the Referee, acting as an expert and not as an arbiter, will make a final determination (based only on this Agreement and the information provided by the Securityholder Representative and Parent), binding on the Securityholder Representative and Parent, of the appropriate amount of each of the line items in the Closing Statement as to which there is disagreement as specified in the Referee Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either the Securityholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts specified by either the Securityholder Representative in the Notice of Disagreement or Parent in the Closing Statement with respect to such disputed line item. For the avoidance of doubt, the Referee shall not review any line items or make any determination with respect to any matter other than those matters in the Referee Dispute Notice that are in dispute. The statement of each of Working Capital, Indebtedness, Cash and Company Transaction Expenses, in each case, as of the Determination Time, and the determination of the Working Capital, Indebtedness, Cash and Company Transaction Expenses therefrom that are final and binding on the Securityholder Representative and Parent, as determined either through agreement of the Securityholder Representative and Parent (deemed in accordance with the second sentence of this Section 3.06(c) or otherwise evidenced in writing and executed by each of the Securityholder Representative and Parent) or through the determination of the Referee pursuant to this Section 3.06(c) are referred to herein as the “Final Working Capital,” “Final Indebtedness,” “Final Cash,” and “Final Company Transaction Expenses,” respectively.

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During the review by the Referee, the Securityholder Representative and Parent shall each make available to the Referee such individuals and such information, books, records and work papers, as may be reasonably requested by the Referee to fulfill its obligations under this Section 3.06(c); provided, however, that the independent accountants of the Securityholder Representative or Parent shall not be obligated to make any working papers available to the Referee unless and until the Referee has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. All discussions related to the Notice of Disagreement shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state statute unless otherwise agreed by the Securityholder Representative and Parent.

(d)          The cost of the Referee’s review and determination shall be borne on a proportionate basis by Parent, on the one hand, and the Equity Holders, on the other (whose share shall be paid on their behalf by the Securityholder Representative from the Securityholder Representative Expense Amount), based on the percentage which the portion of the contested amount not awarded in favor of each such Person bears to the aggregate amount actually contested.

(e)          The “Final Merger Consideration” shall be calculated by recalculating the Estimated Merger Consideration using the Final Working Capital in lieu of the Estimated Working Capital, using the Final Indebtedness in lieu of Estimated Indebtedness, using Final Cash in lieu of Estimated Cash and using the Final Company Transaction Expenses in lieu of Estimated Company Transaction Expenses and otherwise using the components of Estimated Merger Consideration as set forth in the definition of Estimated Merger Consideration.

(i)          If the Final Merger Consideration is less than the Estimated Merger Consideration paid at the Closing (such amount, the “Deficiency Amount”), Parent shall be paid by wire transfer of same day funds promptly (but in any event within five Business Days after the Final Working Capital, Final Indebtedness, Final Cash and Final Company Transaction Expenses have been agreed upon (through deemed agreement or otherwise) or determined by the Referee, in either case in accordance with Section 3.06(c)), such Deficiency Amount from the Escrow Account; provided, however, in no event shall any Equity Holder have personal liability for payment of such amount or any portion thereof, and Parent’s and its Affiliates’ sole recourse with respect thereto shall be the Escrow Funds held by the Escrow Agent.

(ii)         If the Final Merger Consideration is greater than the Estimated Merger Consideration paid at the Closing (such amount, the “Excess Amount”), Parent shall promptly (but in any event within five Business Days after the Final Working Capital, Final Indebtedness, Final Cash and Final Company Transaction Expenses have been agreed or determined by the Referee in accordance with Section 3.06(c)), pay in accordance with Section 3.06(f), (x) the portion of the Excess Amount payable to the Company Common Stockholders by wire transfer of same day funds to the Paying Agent (on behalf of and as agent of the Company Common Stockholders) and (y) the portion of the Excess Amount payable to the Company Optionholders to the Surviving Company (on behalf of and as agent of the Company Optionholders).

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(iii)        If any Escrow Funds remain in the Escrow Account, after the payment of the Deficiency Amount (or upon payment of the Excess Amount if there is no Deficiency Amount) (such amount, the “Remaining Amount”), then Parent and the Securityholder Representative shall cause the Remaining Amount to be paid by the Escrow Agent as follows, (x) the portion of the Remaining Amount payable to the Company Common Stockholders by wire transfer of same day funds to the Paying Agent (on behalf of and as agent of the Company Common Stockholders) and (y) the portion of the Remaining Amount payable to the Company Optionholders to the Surviving Company (on behalf of and as agent of the Company Optionholders).

Parent and the Securityholder Representative hereby agree to deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to deliver promptly from the Escrow Account all funds to be delivered in accordance with this Section 3.06(e).

(f)          All payments made to the Paying Agent (on behalf of the Company Common Stockholders) and the Surviving Company (on behalf of the Company Optionholders) pursuant to and in accordance with Section 3.06(e) shall be further paid as follows:

(i)          to each Company Common Stockholder, an amount equal to the product of (A) the Per Share Portion, multiplied by (B) the aggregate amount payable pursuant to Section 3.06(e)(ii) or Section 3.06(e)(iii), as applicable, multiplied by (C) the aggregate number of such shares of Company Common Stock held by such Company Common Stockholder immediately prior to the Effective Time (other than the Specified Shares) without interest; and

(ii)         to each Company Optionholder, an amount equal to the product of (A) the Per Share Portion, multiplied by (B) the aggregate amount payable pursuant to Section 3.06(e)(ii) or Section 3.06(e)(iii), as applicable, multiplied by (C) the aggregate number of shares of Company Common Stock underlying the Vested Company Options held by such Company Optionholder immediately prior to the Effective Time (other than those Company Options cancelled for no Aggregate Closing Option Consideration pursuant to Section 3.01(a)), without interest and net of any amounts that are required to be withheld or deducted under the Code or any applicable provision of Law;

provided, that all such payments shall be made in accordance with Section 409A of the Code and the regulations promulgated thereunder.

(g)          Transaction Accounting Principles. Each of the Estimated Closing Statement (including the Estimated Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Company Transaction Expenses) and the Closing Statement (including the Working Capital, Indebtedness, Cash and Company Transaction Expenses) shall be prepared and calculated in accordance with the definitions of such terms contained in the Agreement and the Transaction Accounting Principles, except that the Estimated Closing Statement and the Closing Statement (and all calculations set forth in each, including the calculation of the Estimated Merger Consideration and the Final Merger Consideration) shall be based on facts and circumstances as they exist up to the applicable Determination Time (or such other applicable calculation time as expressly set forth herein) and shall exclude the effect of any act, decision or

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event occurring after the Determination Time (or such other applicable calculation time as expressly set forth herein).

3.07         Escrow. In accordance with Section 3.03(b)(iii), Parent shall deliver to Wilmington Trust, N.A. (the “Escrow Agent”), as agent to Parent and the Equity Holders, an amount equal to the Escrow Funds in accordance with the provisions of Section 3.03, which Escrow Funds shall be held by the Escrow Agent in an escrow account (the “Escrow Account”) pursuant to the provisions of the Escrow Agreement and used for purposes of any payments payable to Parent or the Equity Holders pursuant to Section 3.06.

3.08         Withholding Tax. Each of Parent, the Company, and their respective agents (including the Paying Agent) shall be entitled to deduct and withhold from any payment or delivery of consideration pursuant to this Agreement (including a payment of Parent Common Stock) such amounts as it is required to deduct and withhold with respect to any payment or delivery of shares of Parent Common Stock pursuant to this Agreement under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Company, or their respective agents, as the case may be, and timely remitted to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or delivered to such holders in respect of which such deduction and withholding was made. Unless any delay would materially and adversely affect Parent or any of its Subsidiaries, before making any such deduction or withholding (other than on account of payroll, wage withholding, employment or other similar Taxes), with respect to payments to Company Common Stockholders in respect of Company Common Stock, Parent, the Company or their respective agents, as applicable, shall give the Securityholder Representative reasonable advance notice of any anticipated withholding (together with the legal basis therefor), provide the applicable Person with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such withholding, and the Securityholder Representative and Parent will reasonably cooperate in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 3.08.

3.09         Conversion of Shares in the Follow-On Merger. At the effective time of the Follow-On Merger, by virtue of the Follow-On Merger and without any action on the part of any party, each share of common stock, par value $0.01 per share, of the Company as the surviving corporation in the Initial Merger issued and outstanding immediately prior to the effective time of the Follow-On Merger shall be converted into and become one limited liability company interest of the Surviving Company, and each limited liability company interest in Merger Sub Two issued and outstanding immediately prior to the effective time of the Follow-On Merger shall remain outstanding as a limited liability company interest of the Surviving Company.

Article IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Company Disclosure Schedule (subject to the interpretative provisions of Section 10.09), the Company represents and warrants to Parent and the Merger Subs as of the date hereof and as of the Closing, as follows:

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4.01         Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Company and its Subsidiaries (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) is duly qualified or licensed to do business as a foreign entity in each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except in each case where the failure to have such power or authority or be so qualified or licensed would not have a Material Adverse Effect. The Company has delivered or made available to Parent a true, complete and correct copy of the certificates of incorporation and bylaws or comparable governing documents, as currently in effect, for the Company and each of its Subsidiaries and neither the Company nor any of the Subsidiaries is in default under or in violation of any provision of such certificates of incorporation, bylaws or comparable governing documents in any material respect.

4.02         Capitalization.

(a)          The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock and 1,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date hereof, there are (i) 3,106,000 shares of Company Common Stock outstanding, (ii) 423,546 shares of Company Common Stock issuable upon the exercise of outstanding Company Options (whether or not presently exercisable) and (iii) no shares of Company Preferred Stock outstanding. A true and complete list as of the date hereof of the holders of all shares of Company Common Stock and the number of such shares of Company Common Stock such holders own is set forth on Section 4.02(a) of the Company Disclosure Schedule. With respect to the Company Options, Section 4.02(a) of the Company Disclosure Schedule sets forth, (A) the name of the option holder, (B) whether the option holder is a current or former employee, director, consultant or independent contract (and if former, the date of such holder’s termination of service), (C) the date of grant, (D) the number of shares subject to the Company Option, (E) the exercise price, (F) the vesting schedule, (G) the number of shares subject to the Company Option that are vested (as of the date hereof) and (H) whether any shares subject to the Company Option have been exercised. Except as set forth above, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been, and any shares of capital stock of the Company issuable upon the exercise of Company Options will be, duly authorized and validly issued free and clear of Encumbrances (except for Permitted Encumbrances), and are or will be fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the DGCL, the certificate of incorporation or the bylaws of the Company, each as amended, or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holder of any share of capital stock of the Company may vote (“Voting Company Debt”). Except as set forth above or in Section 4.02(a) of the Company Disclosure Schedule, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements

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or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable for or exchangeable into, or giving any Person a right to subscribe for or acquire, any shares of capital stock of or other equity interest in, the Company or any Subsidiary of the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking or (iii) pay an amount in cash or in kind with respect to, or based on the value of, any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or any Voting Company Debt. No more than 35 of the Company Common Stockholders are not Accredited Holders.

(b)          Except as set forth in Section 4.02(b) of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or (ii) relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries. Each Company Option was granted in compliance with all applicable Laws and the Company Stock Plan and was properly approved by the Board of Directors of the Company. Each Company Option had, on the date of grant, an exercise price that was not less than the fair market value of a share of Company Common Stock on such date.

(c)          Section 4.02(c) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization of each such Subsidiary, the issued and outstanding capital stock of each such Subsidiary and the names of, and amount and class of equity interests owned by, the holders thereof. Except for interests in the Company’s Subsidiaries and except as set forth in Section 4.02(c) of the Company Disclosure Schedule, the Company and its Subsidiaries do not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. All of the outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued free and clear of Encumbrances (except for Permitted Encumbrances), and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the DGCL (or other applicable Law), the certificate of incorporation or the bylaws (or equivalent organizational document) of such Person, each as amended, or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound. There are no outstanding commitments or agreements obligating the Company or one of its Subsidiaries to make any investment (in the form of a loan, capital contribution or other form of investment) in any Person, other than any such commitments or agreements between or among the Company and any of its Subsidiaries set forth on Section 4.02(c) of the Company Disclosure Schedule.

4.03         Authority; Execution and Delivery; Enforceability.

(a)          The Company possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the Transaction Agreements, and, upon receipt of the Stockholder Approval, to consummate the transactions contemplated herein and therein.

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The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company and no other corporate action (other than the Stockholder Approval) is necessary for the Company to authorize this Agreement, the Transaction Agreements or to consummate the transactions contemplated hereby and thereby.

(b)          This Agreement has been, and the other Transaction Agreements will upon delivery be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

4.04         No Conflicts; Consents.

(a)          Except as set forth in Section 4.04(a) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.04(b) and Section 5.03(b) have been obtained or made, or have expired, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any applicable Law to which the Company or its Subsidiaries are subject, (ii) conflict with, result in a violation or breach of, constitute a default under, result in the acceleration, termination or cancellation of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or payment under any Company Material Contract, Company Benefit Plan or Permit, or (iii) conflict with or violate the certificate of incorporation or bylaws or comparable governing documents, each as amended, of the Company or any of its Subsidiaries, other than, with respect to clauses (i) and (ii), any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations or rights that would not be material to the Company and its Subsidiaries taken as a whole and would not reasonably be expected to materially impair or delay the Company’s ability to perform its obligations under this Agreement or consummate the Transactions.

(b)          No filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity (collectively, “Governmental Filings”) are required to be obtained or made by the Company or its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except (i) compliance with and filings under the HSR Act, (ii) Governmental Filings set forth on Section 4.04(b) of the Company Disclosure Schedule, (iii) the filing of the Initial Certificate of Merger in connection with the Initial Merger in accordance with the DGCL, (iv) the filing of the Follow-On Certificate of Merger in connection with the Follow-On Merger in accordance with the DGCL and DLLCA, and (v) such other Governmental Filings, the failure of which to be obtained or made would not be, or be reasonably expected to be, material to the Company and its Subsidiaries taken as a whole and would not, or would not reasonably be expected to, materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions.

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4.05       Financial Statements.

(a)          The Company has made available to Parent copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively, and the related audited statements of operations, income, changes in stockholder equity and cash flows for the years then ended (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of and for the five (5) month period ended May 31, 2017 and the related unaudited statements of operations, changes in stockholder equity and cash flows (the “Interim Financial Statements, and together with the Audited Financial Statements, the “Financial Statements”). Other than as set forth on Section 4.05 of the Company Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date indicated and the results of operations for the period then ended, except with respect to the Interim Financial Statements, for (x) normal year-end adjustments; and (y) the absence of disclosures normally made in footnotes. The balance sheet as of May 31, 2017, which is included in the Interim Financial Statements, is referred to herein as the “Latest Balance Sheet” and May 31, 2017 is referred to as the “Latest Balance Sheet Date”.

(b)          The books and records of the Company and its Subsidiaries have been maintained in all material respects in the Company’s and its Subsidiaries’ ordinary manner, in accordance with GAAP, except as set forth on Section 4.05 of the Company Disclosure Letter. The Company and its Subsidiaries maintain, or cause to be maintained, internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of the applicable management and directors of the Company and its Subsidiaries, and (iii) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that could have a material effect on the financial statements of the Company and its Subsidiaries.

4.06         No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any kind that would have been required by GAAP to be reflected in, or reserved against in, the Financial Statements other than (a) those reflected in, or reserved against in, the Financial Statements in accordance with GAAP, (b) liabilities incurred in the ordinary course of business after the Latest Balance Sheet Date (none of which relates to a breach of contract, tort, infringement or violation of Law), (c) liabilities incurred in connection with the transactions contemplated hereby, (d) liabilities under Contracts entered into in the ordinary course of business or otherwise set forth on Section 4.18(a) of the Company Disclosure Schedule, but excluding such liabilities to the extent they are caused by the Company’s or one of its Subsidiary’s breach of such Contract, or (e) liabilities which would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

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4.07         Absence of Certain Changes or Events. From December 31, 2016 to the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business in all material respects. From March 31, 2017 to the date of this Agreement, except as expressly contemplated by this Agreement or as set forth on Section 4.07 of the Company Disclosure Schedule, there has not been, with respect to the Company or its Subsidiaries, any action, inaction, occurrence or event that would require Parent’s consent if occurring during the period from the date of this Agreement until the Closing pursuant to Section 6.01(a), (c), (d), (e), (f), (g), (h), (i), (j), (l), (o) or (p). Since December 31, 2016, there has been no effect, change, occurrence, circumstance or event which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

4.08         Real Property; Title to Assets.

(a)          The Company and its Subsidiaries do not own any real property. Section 4.08(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, all of the real property devised by leases or subleases (other than short-term (less than two months) leases of de minimis office space or pursuant to or in connection with the commencement of customer contracts to facilitate employee interviews for which no rental payments are due (the “De Minimis Leases”)) (collectively, the “Leases”) to the Company or any of its Subsidiaries (collectively, the “Leased Real Property”).

(b)          The Company and its Subsidiaries, as applicable, hold a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. Except as would not, or would not reasonably be expected to, be material to the Company and its Subsidiaries taken as a whole, all of the Leases are in full force and effect and enforceable by the Company or such Subsidiaries which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in breach of or in default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by the Company or its Subsidiaries, or permit the termination, modification or acceleration of rent under any Lease that would, individually or in the aggregate, materially impair or reasonably likely to materially impair the continued use and operations of the Leased Real Property to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted. Except as set forth on Section 4.08(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any material portion of the Leased Real Property.

(c)          Other than any exception which would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries has good title to all of its tangible assets and properties (including each of the items of tangible personal property reflected on the Latest Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business since the Latest Balance Sheet Date)), free and clear of all Encumbrances, except for (i) Encumbrances identified or described in Section 4.08(c) of the Company Disclosure Schedule and (ii) Permitted Encumbrances. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible person property currently owned, leased or licensed by the Company and its Subsidiaries are in good operating condition (normal wear and

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tear excepted) and without the need for material maintenance or repair other than routine maintenance and repairs.

4.09       Intellectual Property.

(a)          Section 4.09(a) of the Company Disclosure Schedule sets forth a listing of all (i) Owned Intellectual Property that is Registered, indicating, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) material unregistered trademarks included in the Owned Intellectual Property, and (iii) material Owned Software, together with a brief description of the functionality and use of each such item.

(b)          Except as set forth in Section 4.09(b) of the Company Disclosure Schedule, the Company and its Subsidiaries exclusively own and possess all right, title and interest in and to the Owned Intellectual Property, including all Intellectual Property required to be set forth on Section 4.09(a) of the Company Disclosure Schedule. The Owned Intellectual Property that is Registered, valid, enforceable, subsisting and unexpired. The Company and its Subsidiaries own, or otherwise have the valid right to use, all Intellectual Property and IT Assets used in, material to or necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted (and with respect to Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances), all of which rights will be unchanged as a result of the consummation of the transactions contemplated by this Agreement.

(c)          There is no Action pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and none of the Company nor any of its Subsidiaries has received in the past two years any written notice, alleging the infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of any Intellectual Property of any third party (including any unsolicited offer from any third party to license any Intellectual Property to the Company or any of its Subsidiaries and any demand or request from a third party that the Company or any of its Subsidiaries license any Intellectual Property). There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning, contesting or challenging the validity, enforceability, registration, use or ownership of any Intellectual Property. The Owned Intellectual Property and, to the Knowledge of the Company, the other Company Intellectual Property is not subject to any outstanding order, judgment, injunction, decree or ruling adversely affecting the Company’s or any of its Subsidiaries use thereof or rights thereto, or that would impair the validity or enforceability thereof.

(d)          None of the Company, any of its Subsidiaries or the conduct of the Company’s or any of its Subsidiaries’ businesses infringes, misappropriates or otherwise violates, or in the last six (6) years has infringed, misappropriated or otherwise violated, any Intellectual Property of any third party in any material respect. To the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any of the Company Intellectual Property or in the last six (6) years has infringed, misappropriated or otherwise violated, any of the Company Intellectual Property. There is no Action pending or, to the Knowledge of the Company, threatened, alleging that any third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property.

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(e)          The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality and value of all confidential information included in the Company Intellectual Property, including the source code for any Owned Software in all material respects.

(f)          The Company IT Assets operate and perform as required in connection with the business of the Company and its Subsidiaries. The Company IT Assets have not materially malfunctioned during the past two (2) years in any manner that has not been remedied in all material respects and, to the Knowledge of the Company as of the date hereof, do not contain any viruses, devices, errors, contaminants or effects that adversely affect the functionality of any Company IT Assets or enable or assist any Person to gain unauthorized access to the Company IT Assets. The Company and its Subsidiaries have implemented commercially reasonable disaster recovery and business continuity plans in connection with their business.

(g)          No Owned Software contains, is derived from, is distributed or bundled with or is being or was developed using Public Software in a manner that would require the Company or its Subsidiaries to (i) disclose or distribute any Owned Software or part thereof in source code form, (ii) license any Owned Software or part thereof for the purpose of making modifications or derivative works, (iii) redistribute any Owned Software or part thereof at no charge, or (iv) materially limit its use or distribution of any Owned Software.

(h)          The Company and its Subsidiaries have complied in all material respects with: (i) all relevant applicable requirements of industry standard setting organizations which the Company and its Subsidiaries are required or have agreed to follow, (ii) their own written policies regarding the protection of personal data, (iii) requests from data subjects for access to data held by the Company or its Subsidiaries to the extent required by Law or Contract to provide such access, and (iv) any applicable material contractual requirements relating to data privacy and protection. To the Company’s Knowledge, in the two (2) years prior to the date hereof there have been no material security breaches relating to, or material violations of any security policy regarding, or any unauthorized access of, any personal data and material confidential information used by the Company or any of its Subsidiaries.

4.10         Insurance. Section 4.10 of the Company Disclosure Schedule sets forth a true and complete listing of all material insurance policies or binders currently owned, held by or applicable to the Company or any of its Subsidiaries (or its respective assets or business). Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, all such policies are in full force and effect and all premiums that are due and payable with respect thereto have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date) and the Company and its Subsidiaries, as applicable, are in compliance with the terms and conditions of such policies other than such non-compliance which would not reasonably be expected to result in the cancellation of such policies. None of the Company or any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policy or

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arrangement been threatened in writing or, to the Knowledge of the Company, orally. There is no material claim by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been denied or disputed in writing by the applicable insurer (other than reservation of rights letters).

4.11         Taxes. Except as set forth on Section 4.11 of the Company Disclosure Schedule:

(a)          All Income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely and properly filed (taking into account any validly obtained extensions of time to file) in accordance with all applicable Laws. All such Tax Returns were and remain true, correct and complete in all respects. Each of the Company and its Subsidiaries has paid in full all Taxes due and payable by it. The provision for Taxes on the Financial Statements is sufficient for all accrued and unpaid Taxes of the Company and its Subsidiaries as of the date hereof, and the provision for Taxes to be included in Working Capital will be sufficient for all accrued and unpaid Taxes of the Company and its Subsidiaries as of the Closing Date. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions not requiring the consent of any Taxing Authority. The Company and its Subsidiaries has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to have been withheld or collected and paid over, including in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, and the Company and its Subsidiaries has complied in all respects with applicable Tax reporting related to such amounts paid or owing.

(b)          No Tax claim, deficiency, assessment, examination, audit, Action or other proceeding in connection with any Tax Returns of the Company or its Subsidiaries or any Taxes due from or with respect to the Company or any of its Subsidiaries (each, a “Tax Claim”) has been raised, proposed, asserted or assessed by a Taxing Authority in writing, and to the Knowledge of the Company, no Tax Claim is currently pending, proposed or threatened.

(c)          Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns or pays, withholds or collects Taxes that the Company or any of its Subsidiaries is or may be required to so file or pay, withhold or collect. There are no Encumbrances for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(d)          Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax indemnity, Tax allocation or Tax sharing agreement, or any similar agreement, other than (i) any such agreement solely among the Company and its Subsidiaries, and (ii) any customary Tax indemnification provision in a commercial agreement the primary subject matter of which is not Taxes.

(e)          None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

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(f)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, and there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Company or any of its Subsidiaries.

(g)          Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any corresponding provision of state, local, or non-U.S. Law), as a transferee, successor or otherwise.

(h)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, including under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (D) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) to the extent relating to a transaction, relationship, or event existing or occurring on or before the Closing; (E) installment or open transaction disposition made on or prior to the Closing Date; (F) prepaid amount received on or prior to the Closing Date; or (G) election under Section 108(i) of the Code made before the Closing.

(i)          Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(j)          Section 4.11(j) of the Company Disclosure Schedule identifies the U.S. federal income tax classification of each of the Subsidiaries of the Company, and none of the Company or any Subsidiary own any stock or other equity interests in any other Person.

4.12         Proceedings. Except as set forth in Section 4.12 of the Company Disclosure Schedule, there are no, and in the past two (2) years there have been no, Actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that: (i) if decided adversely, would or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole; or (ii) would reasonably be expected to prevent, prohibit or materially delay the consummation of the Transactions. None of the Company or any of its Subsidiaries is (or, during the two (2) years prior to the date hereof, has been) subject to any Governmental Order or is in breach or violation of any Governmental Order, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

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4.13         Benefit Plans.

(a)          Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan and each Multiemployer Plan that is subject to Title IV of ERISA or provides retiree medical benefits, and such list designates the sponsor of each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code. With respect to each Company Benefit Plan, the Company has made available to Parent a current, complete and accurate copy (or to the extent no copy exists, an accurate summary) of (i) each plan document, including any amendments thereto, (ii) any trust, insurance, annuity or other funding instrument related thereto, (iii) any summary plan description and other written communications (or a description of any oral communications) provided to employees of the Company and its Subsidiaries concerning the extent of the benefits provided under a Company Benefit Plan, (iv) for the two most recent years and to the extent applicable, (A) audited financial statements, (B) actuarial or other valuation reports prepared with respect thereto (where such statements or reports are required to be prepared under applicable Law or otherwise reasonably available), and (C) Form 5500 and attached schedules, (v) the most recently received Internal Revenue Service determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, and (vi) all material, non-routine correspondence relating to the imposition of liability on the Company or any of its Subsidiaries in relation to any Company Benefit Plan between the Company, its Subsidiaries or any of their representatives and any Governmental Entity.

(b)          Except as set forth on Section 4.13(b) of the Company Disclosure Schedule:

(i)          neither the Company nor any of its Subsidiaries is or has ever been the sponsor of, a participating employer in, or obligated to make contributions under or with respect to (other than a Multiemployer Plan listed on Section 4.13(b)(i) of the Company Disclosure Schedule) (A) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code that is subject to Title IV of ERISA, (B) a “defined benefit plan” as defined in Section 3(35) of ERISA, or (C) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, nor does the Company or any of its Subsidiaries have or reasonably expect to have any liability (including contingent liability) or obligation with respect to any such plan described in (A)-(C) above, including on account of an ERISA Affiliate;

(ii)         neither the Company nor any of its Subsidiaries is or has ever been a participating employer in or obligated to make contributions under or with respect to a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA;

(iii)        with respect to each group health plan benefitting any current or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company, each of its Subsidiaries and, except as would not reasonably be expected to result in any liability to the Company or any of its Subsidiaries, each ERISA Affiliate have complied in all respects with the continuation

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coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

(iv)        each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification that has not been revoked and is so qualified in all respects, and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from Tax under the provisions of Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination;

(v)         (A) each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its respective terms, the terms of any collective bargaining agreements, and all applicable Laws, (B) the Company and its Subsidiaries have offered health benefits in a manner such that they have incurred no liability under Section 4980H of the Code, (C) all insurance premiums, expenses, contributions, benefits or other payments required under the terms of each Company Benefit Plan, collective bargaining agreement, customer contract or applicable Laws have been properly accrued and timely made in all material respects, and (D) all contributions required to each Multiemployer Plan have been properly accrued and timely made in all material respects;

(vi)        no amounts paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries or any of their Affiliates in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) to any employee, officer, director or shareholder of the Company or any of its Subsidiaries or Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) will, as of the Closing, result in the disallowance of a deduction pursuant to Section 280G of the Code;

(vii)       neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will (A) result in any payment or benefit (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, manager, officer, employee, consultant (who is a natural person) or independent contractor (who is a natural person) of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries or any of their Affiliates under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan, (C) result in any acceleration of the timing of payment or vesting or funding of any such benefits to any extent, (D) trigger any obligation of the Company or any of its Subsidiaries to fund (through a grantor trust or otherwise) any compensation, equity, award or other benefit, or (E) require a “gross-up,” indemnification for, or other payment to any “disqualified individual” within the meaning of Section 280G of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual;

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(viii)      none of the Company Benefit Plans provides, nor has the Company or any of its Subsidiaries promised to provide, health benefits, life insurance benefits or severance benefits to any retired Person or any current or former director, manager, officer, employee, consultant (who is a natural person) or independent contractor (who is a natural person) of the Company or any of its Subsidiaries following such Person’s retirement or other termination of employment or service, except as required by Section 4980B of the Code or similar state Law for which the covered individual pays the full premium cost;

(ix)         neither the Company nor any of its Subsidiaries maintains any Company Benefit Plan under which it would be obligated to make payments or provide benefits solely because of the consummation of the Transactions, disregarding any termination of employment which may occur on or after the Closing;

(x)          (A) no Action or disputed claim for benefits is pending, or to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or Multiemployer Plan that could reasonably be expected to result in material liability to the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is there any reasonable basis for one, and (B) except as required by applicable Law, no Company Benefit Plan, nor any trust that serves as a funding medium for any Company Benefit Plan, is currently under examination by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; and

(xi)         (A) no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan and neither the Company nor any of its Subsidiaries has any Tax liability under Section 4975 of the Code with respect thereto, (B) no Company Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been (to the extent liability remains) provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code), (C) with respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (1) there is no liability of the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other similar liability, nor would there be any such liability if such insurance policy was terminated on the Closing Date, in each case, that is not disclosed in the insurance contract made available to Parent pursuant to Section 4.13(a) above, and (2) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Company, no such proceedings with respect to any such insurer are imminent, (D) neither the Company nor any of its Subsidiaries has agreed or made any written commitment to adopt any plan, program, arrangement or agreement other than a Company Benefit Plan that, if adopted, would be a Company Benefit Plan for the benefit of any current or former employees, officers, directors, managers, consultants (who are natural persons) or independent contractors (who are natural persons) of the Company or

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any of its Subsidiaries, or to make any amendments to any of the Company Benefit Plans other than any amendments required by Law, made in the ordinary course of business, or required by or in connection with the renewal of any collective bargaining agreement, (E) no Company Benefit Plan that is a health plan, welfare plan or retirement plan provides benefits to any individual who is not a current or former employee of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee, and (F) each Company Benefit Plan and any other payment or arrangement for which the Company or any of its Subsidiaries has liability that is subject to Section 409A of the Code is in material documentary compliance with, and has been operated in material compliance with, Section 409A of the Code, and no Person has a right to any gross up or indemnification from the Company or any of its Subsidiaries with respect to any such Company Benefit Plan, payment or arrangement subject to Section 409A of the Code.

(c)          Except as set forth on Section 4.13(b)(xi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any ERISA Affiliate has received notice that any Multiemployer Plan currently is in “endangered” or “critical” status under Section 432 of the Code, is insolvent within the meaning of Sections 4245 of ERISA, or has experienced a “mass withdrawal” or “partition” within the meaning of Sections 4041A(a)(2) and 4233 of ERISA. Neither the Company nor any of its Subsidiaries or any ERISA Affiliate has received a notice assessing “withdrawal liability” (within the meaning of Section 4201 of ERISA), whether on account of a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) which could reasonably be expected to result in a liability to the Company or its Subsidiaries, for which the “withdrawal liability” described in such notice has not been satisfied in full prior to the date hereof, nor, to the Knowledge of the Company, has any such complete withdrawal or partial withdrawal occurred.

4.14         Compliance with Applicable Law; Permits.

(a)          The Company and each of its Subsidiaries is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws. The Company and each of its Subsidiaries possesses, and for the past two (2) years has possessed, all material licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Entity required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”) and all such Permits are in full force and effect other than as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except as set forth in Section 4.14 of the Company Disclosure Schedule, in the past two (2) years, none of the Company or any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Governmental Entity regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law or Governmental Order applicable to the Company or any of its Subsidiaries or by which any properties or assets owned or used by the Company or any of its Subsidiaries are bound or affected or by which any properties or assets owned or used by the Company are bound or affected.

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(b)          The Company and each of its Subsidiaries is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws (including all Sanctions) that prohibit or limit the conduct of business with, and the provision of funds, goods or services to or receipt of funds, goods or services from or for the benefit of, Sanctioned Persons, and any applicable Law concerning or relating to bribery or corruption (“Anti-Corruption Law”). To the Knowledge of the Company, its and its Subsidiaries’ respective directors, officers, employees, agents, affiliates and representatives, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company or its Subsidiaries being designated a Sanctioned Person. Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any of its or its Subsidiaries’ respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the Transactions, is a Sanctioned Person.

4.15         Environmental Matters

(a)          Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all Environmental Laws, and there has been no Release of or exposure of any Person to any Hazardous Material at, on, under, or from any of the Leased Real Property (or any real property previously owned, leased or operated by the Company or any of its Subsidiaries), or at any customer location, by the Company or any of its Subsidiaries that could reasonably be expected to result in a material obligation for reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or any Subsidiary pursuant to any Environmental Law or any contractual obligation (including any applicable lease agreements), or which Release or exposure could reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Law.

(b)          Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, in the past two (2) years or prior to that date if not fully resolved with no further obligations, none of the Company or any of its Subsidiaries has received any written notice, report, order, request for information, demand, claim, complaint, consent decree or other written communication from any Governmental Entity or any Person claiming that the Company or any of its Subsidiaries is, or may be, materially liable under, or in material violation of, any Environmental Law, including for any Release of any Hazardous Material.

(c)          Neither the Company nor any of its Subsidiaries has expressly assumed or agreed to provide indemnification by Contract for any material liability of any other Person under Environmental Laws.

(d)          To the Knowledge of the Company, none of the following exists at the Leased Real Property: (i) underground tanks or related pipes, pumps or other facilities regardless of their use or purpose whether active or abandoned; (ii) asbestos or any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement; (iii) mold at levels or in conditions that cause adverse health effects; or (iv) materials or equipment containing polychlorinated biphenyls, in each case of (i)-(iv) that would

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reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Law.

4.16         Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person, is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company or any of its Subsidiaries, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Transactions.

4.17         Labor and Employment Matters.

(a)          The Company has made available the following information as of May 31, 2017 to Parent with respect to all Company Employees, contractors and other service providers, in each case, correct and complete: individual job title, work location, hire/re-hire date, union membership, hourly/salaried status, active/inactive status, and current annual base salary, hourly wage rate and total compensation.

(b)          Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement or collective bargaining relationship with any union or labor organization with respect to any Company Employees.

(c)          Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) there is no pending, or to the Knowledge of the Company, threatened material Action, charge, inquiry or grievance against the Company or any of its Subsidiaries by or on behalf of any current or former employee, prospective employee, current or former contractor or other service provider, or labor organization or other representative of any Company Employees or former employees, and (ii) to the Knowledge of the Company, there are no, and for the past two (2) years have been no, pending, threatened or underway union organizational or decertification activities or other union representation proceedings with respect to any Company Employees. There is and for the past two (2) years has been no labor strike, slowdown, walkout or other material labor dispute involving the Company or any of its Subsidiaries, and no such activity is pending or, to the Knowledge of the Company, threatened. The Company is and for the past five (5) years has been in material compliance with all applicable Laws, agreements, Contracts, policies, plans, orders, collective bargaining agreements, and programs relating to employment, employment practices, compensation, paid and unpaid leave, benefits, hours, terms and conditions of employment, employment eligibility verification, employment record retention, background checks, affirmative action, timekeeping, termination of employment (including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) (the “WARN Act”)), the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, and the proper classification of individuals as non-employee contractors or consultants.

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4.18         Company Material Contracts.

(a)          Section 4.18(a) of the Company Disclosure Schedule sets forth a listing as of the date hereof of all of the Contracts of the following types to which the Company or any of its Subsidiaries is a party or by which any material assets of the Company or any of its Subsidiaries are bound or are subject:

(i)          Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by the Company or any of its Subsidiaries from any one Person under which the undelivered balance of such assets, goods or services has a purchase price in excess of $2,000,000 in any consecutive twelve (12) month period after the date hereof;

(ii)         Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business, which provide for the sale of goods or services by the Company or any of its Subsidiaries and under which the undelivered balance of such goods or services has a sale price in excess of $4,000,000 in any consecutive twelve (12) month period after the date hereof;

(iii)        any Contract with a Top Customer;

(iv)        any Contract with a Top Vendor;

(v)         joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(vi)        Contracts which contain a covenant not to compete or otherwise limit the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business, in any geographic location or with any Person;

(vii)       Contracts providing for “most favored nation” pricing terms or similar rights in favor of a third party other than the Company or any of its Subsidiaries;

(viii)      Contracts which prohibit in any respect the Company or any of its Subsidiaries from soliciting or hiring any Person and which prohibition would materially impact the business of Parent following the Closing;

(ix)         other than Contracts for the sale of inventory in the ordinary course of business, Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of $100,000 and under which the Company or any of its Subsidiaries has any continuing liability or obligation;

(x)          Contracts providing for severance, retention, change in control, transaction bonus or other similar payments;

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(xi)         any Contract evidencing or guaranteeing Funded Indebtedness;

(xii)        Contracts with any Equity Holder, officer or director of the Company or any of its Subsidiaries, or any Affiliate of any of the foregoing (other than the Company and its Subsidiaries) except in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of any equity in the Company;

(xiii)       Contracts under which the Company or any of its Subsidiaries has made advances or loans to any other Person, other than employee loans in the ordinary course of business;

(xiv)      any Contract relating to the disposition or acquisition of any assets and properties (whether by merger, sale or purchase of assets, sale or purchase of stock or equity, or otherwise) (A) entered into on or after December 31, 2015, (B) individually or in the aggregate material to the business of the Company and its Subsidiaries, or (C) that contains surviving obligations of the Company or any of its Subsidiaries (in each case, other than the disposition or acquisition of inventory or supplies in the ordinary course of business);

(xv)       any fidelity or surety bond or completion bond;

(xvi)      any collective bargaining agreement covering Company Employees;

(xvii)     Contracts relating to (A) the licensing of Intellectual Property by the Company or any of its Subsidiaries (whether as licensee or licensor) or (B) the ownership, development or use of any Intellectual Property owned or used by the Company or any of its Subsidiaries, including orders, injunctions, judgments and settlement, concurrent use and consent-to-use agreements (collectively, the “Company IP Agreements”) (excluding, in each case, Company IP Agreements that are either (x) non-exclusive licenses granted in the ordinary course of business by the Company or any of its Subsidiaries or (y) licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms with an aggregate annual license fee of less than $50,000);

(xviii)    any Contract that is for the engagement of any individual on a full-time, part-time, or consulting basis and providing for annual compensation in excess of $100,000, other than those that can be terminated by the Company or its Subsidiaries at will without the payment of severance and other than any Company Benefit Plan set forth on Section 4.13(a) of the Company Disclosure Schedule;

(xix)       any Contract involving the settlement of any Action or investigation entered into (a) which contains ongoing monetary obligations of the Company or its Subsidiaries in excess of $250,000, (b) in the past two years in which the settlement amount paid by the Company or its Subsidiaries exceeds $250,000, (c) which imposed any material restrictions on the business or operations of the Company or its

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Subsidiaries, or (d) which involved any admission of wrongdoing by the Company or any of its Subsidiaries;

(xx)        any Contract with any federal Governmental Entity or where the Company’s products or services ultimately are being provided to any federal Governmental Entity; and

(xxi)       the Leases (excluding the De Minimis Leases).

(b)          Correct and complete copies of each Contract required to be identified in Section 4.18(a) of the Company Disclosure Schedule, including amendments thereto (collectively, the “Company Material Contracts”) have been made available to Parent. Except as would not, or would not reasonably be expected to, be material to the Company and its Subsidiaries taken as a whole, (i) all of the Company Material Contracts are in full force and effect and are enforceable against the Company or any of its Subsidiaries that is a party thereto, and to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions, and (ii) the Company and each of its Subsidiaries (as the case may be) has performed all obligations required to be performed by it pursuant to such Company Material Contracts. To the Knowledge of the Company, there are no written threats of default, breaches or violations of any of such Company Material Contracts by any party thereto. Neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, oral notice of the intention of any Person to terminate any Company Material Contract or materially modify the terms thereof (other than in connection with ordinary course contract renewals).

4.19         Related Party Transactions. Except as set forth in Section 4.19 of the Company Disclosure Schedule or as entered into in the ordinary course of business on arms’ length terms, there are no Contracts between any of the Company or its Subsidiaries, on the one hand, and any officer, director or stockholder of the Company or any of its Subsidiaries, any Affiliate (other than the Company and its Subsidiaries) of any Equity Holder or, to the Knowledge of the Company, any member of any such Person’s immediate family, on the other hand (other than, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company) and no such Person owns any asset or property which is material to the operation of the business of the Company and its Subsidiaries taken as a whole (other than any such asset or property being leased or licensed to the Company and its Subsidiaries and set forth elsewhere on the Company Disclosure Schedule).

4.20         Customers; Vendors. Section 4.20 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the Company’s top twenty (20) customers measured by aggregate billings by the Company or its Subsidiaries during the twelve (12) month period ended December 31, 2016 (“Top Customers”) and the Company’s good faith estimate of the approximate amount of revenue derived by the Company and its Subsidiaries from each Top Customer for such period and (b) the Company’s top ten (10) vendors measured by aggregate billings to the Company or its Subsidiaries during the calendar year ended December 31, 2016 (“Top Vendors”) and the Company’s good faith estimate of the approximate amount paid to each such Top Vendor by the Company and its Subsidiaries during such period. None of the Top Customers or Top Vendors has canceled or terminated their respective Contracts with the

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Company or its Subsidiaries or notified the Company or its Subsidiaries in writing of any intention to terminate such Contracts, cease to do business with the Company or its Subsidiaries or materially decrease the rate of, or materially and adversely change the terms with respect to, buying products and/or services from, or supplying materials, products or services to, the Company or its Subsidiaries.

4.21         National Security Clearances. Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of all facility security clearances held by the Company and its Subsidiaries in accordance with the National Industrial Security Program Operating Manual, DoD 5220.22-M. As of the date hereof, the Company and its Subsidiaries hold at least a “satisfactory” rating from the relevant Governmental Entity with respect to each such entity’s facility security clearances, if any, and there are no liabilities or obligations relating to or arising from any prior failure which may have occurred to maintain at least a “satisfactory” rating. In the past two years, no termination, notice of breach, notice of invalidation, or cure notice from any Governmental Entity has been issued and remains unresolved with respect to any such facility security clearances. In the past two (2) years, no personnel security clearance (other than interim clearances) held by an employee of the Company or its Subsidiaries has been revoked or suspended without being later reinstated.

4.22         Reorganization. To the Knowledge of the Company following discussions with its relevant advisors, neither the Company or any of its Subsidiaries has taken or agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent the Initial Merger and the Follow-On Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23         Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR THE COMPANY’S ASSETS, OPERATIONS OR BUSINESS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT THE COMPANY AND ALL OF THE FOREGOING ARE BEING ACQUIRED THROUGH THE MERGERS “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION AT SUCH TIME, AND PARENT AND THE MERGER SUBS ARE RELYING ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article IV, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY OR STATEMENT MADE OR COMMUNICATED, OR ANY OTHER INFORMATION FURNISHED OR MADE AVAILABLE (IN ALL OF THE FOREGOING, WHETHER ORALLY OR IN WRITING) TO PARENT, THE MERGER SUBS OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY OF THEM BY ANY STOCKHOLDER, DIRECTOR, OFFICER,

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EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES). THE COMPANY IS NOT MAKING NOR HAS IT MADE ANY REPRESENTATIONS OR WARRANTIES TO PARENT OR THE MERGER SUBS REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Parent and the Merger Subs represent and warrant to the Company as of the date hereof and as of the Closing as follows:

5.01         Organization, Standing and Power. Each of Parent and each Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Parent and each Merger Sub (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to materially impair or delay Parent’s or the Merger Subs’ ability to perform its respective obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby. Parent has made available to the Company true and complete copies of the organizational documents, as currently in effect, for Parent and the Merger Subs, and none of Parent nor any Merger Sub is in default under or in violation of any provision of such certificates of incorporation, bylaws or comparable governing documents in any material respect.

5.02         Authority; Execution and Delivery; Enforceability.

(a)          Each of Parent and each Merger Sub possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the Transaction Agreements, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Parent and the Merger Subs of this Agreement and the other Transaction Agreements and the consummation by Parent and the Merger Subs of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of Parent and the Merger Subs, respectively.

(b)          This Agreement has been, and the other Transaction Agreements will upon delivery be, duly executed and delivered Parent and the Merger Subs and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Parent and the Merger Subs, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.03         No Conflicts; Consents.

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(a)          Assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.04(b) and Section 5.03(b) have been obtained or made, or have expired, the execution and delivery of this Agreement by Parent and the Merger Subs and the consummation by Parent and the Merger Subs of the transactions contemplated hereby, including the Debt Financing, will not (i) violate any applicable Law to which Parent or the Merger Subs are subject, (ii) conflict with, result in a violation or breach of, constitute a default under, result in the acceleration, termination or cancellation of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, consent or payment under any Contract to which Parent, either Merger Sub or any of their Subsidiaries is a party or by which any of their respective properties, rights or assets is bound, or (iii) conflict with or violate the certificate of incorporation or bylaws or comparable governing documents, each as amended, of Parent or any Merger Sub, other than, with respect to clauses (i) an (ii), any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations or rights that would not reasonably be expected to materially impair or delay Parent’s or Merger Sub’s ability to perform its respective obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

(b)          No Governmental Filings are required to be obtained or made by Parent or either Merger Sub in connection with the execution and delivery of this Agreement by Parent or either Merger Sub or the consummation by Parent or either Merger Sub of the Transactions, except (i) compliance with and filings under the HSR Act, (ii) Governmental Filings set forth on Section 5.03(b) of the Company Disclosure Schedule, (iii) the filing of the Initial Certificate of Merger in connection with the Initial Merger in accordance with the DGCL, (iv) the filing of the Follow-On Certificate of Merger in connection with the Follow-On Merger in accordance with the DGCL and DLLCA, (iv) Governmental Filings in connection with the Shareholders’ Agreement, and (v) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay Parent’s or the Merger Subs’ ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby, including the Debt Financing.

5.04         Proceedings. There are no, and in the past two (2) years there have been no, actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending, or to the knowledge of Parent, threatened against Parent, any Merger Sub or any of their Subsidiaries that would reasonably be expected to materially impair or delay Parent’s or any Merger Sub’s ability to perform its respective obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby. None of Parent, any Merger Sub or any of their Subsidiaries is subject to any Governmental Order or is in breach or violation of any Governmental Order, except as would not reasonably be expected to materially impair or delay Parent’s or any Merger Sub’s ability to perform its respective obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

5.05         Financial Capability. Parent has delivered to the Company true, complete and correct copies of the executed debt commitment letter, dated as of the date hereof, from JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., and the other Persons party thereto as arrangers and/or lenders (collectively the “Lenders”) in favor of Parent (as amended, restated, supplemented or otherwise modified, and

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collectively with any related term sheets, the “Financing Commitment Letter”) and the executed fee letters (with only the amounts or fees, “market flex” and economic terms therein redacted (it being agreed that none of the terms of which would adversely affect the amount (other than original issues discount or up-front fees) or availability of the Debt Financing) associated therewith, pursuant to which the Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide Parent with debt financing (the “Debt Financing”) in the amounts set forth therein (the “Debt Financing Commitment”). As of the date of this Agreement, the Debt Financing Commitments are in full force and effect against Parent and, to the knowledge of the Parent, are in full force and effect against the Financing Sources party thereto and have not been withdrawn or terminated. The Debt Financing Commitments are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the Financing Sources party thereto, and no event has occurred which, with or without notice, lapse of time or both, would excuse the financing sources from their commitments thereunder. As of the date of this Agreement and assuming the accuracy of the representations and warranties set forth in Article IV hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing of the financing to be satisfied by it contained in the Debt Financing Commitment. As of the date hereof, and assuming the accuracy of the representations and warranties set forth in Article IV hereof, Parent is not aware of any fact, occurrence or condition that may cause the Debt Financing Commitments to terminate or be ineffective or any of the terms or conditions of closing of the Debt Financing not to be met or of any impediment to the funding of the cash payment obligations of Parent under this Agreement. Parent will have at the Closing, sufficient cash, marketable securities, available lines of credit or other sources of immediately available funds (including the Debt Financing Commitments) to pay in full in cash all obligations of Parent and the Merger Subs pursuant to this Agreement required to be paid in cash at the Closing, including (a) the Closing Payments and (b) all of the out-of-pocket costs of Parent, the Merger Subs and the Surviving Company arising from the consummation of the Transactions. Parent has fully paid any and all commitment fees or other fees required by the Debt Financing Commitments to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the financing contemplated in the Debt Financing Commitments, other than as expressly set forth in or contemplated by the Debt Financing Commitments. Parent and the Merger Subs acknowledge and agree that their obligations pursuant to this Agreement are not subject to any conditions regarding Parent’s, the Merger Subs’, their Affiliates’ or any other Person’s ability to obtain any financing, whether pursuant to any or all of the Debt Financing Commitments or from any other source, for the consummation of the Transactions.

5.06         Solvency. Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, immediately after giving effect to the Transactions, the Closing Payments, the payment of any and all fees and expenses required to be paid by Parent in connection with the Transactions and the other Transaction Agreements, and the satisfaction of all of its other payment obligations contemplated hereby, Parent, the Surviving Company and their respective Subsidiaries, on a consolidated basis, shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

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5.07         Brokers and Finders. Except for J.P. Morgan Securities LLC (whose fees and expenses shall be borne entirely by Parent), no agent, broker, investment banker, financial advisor or other Person is or will become entitled to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Transactions based upon arrangements made by or on behalf of Parent or either Merger Sub for which the Company could have any liability prior to Closing.

5.08         Ownership and Operations of Merger Subs. Parent owns of record and beneficially owns all outstanding shares of capital stock of Merger Sub One. Parent owns of record and beneficially owns all outstanding shares of capital stock of Merger Sub Two. Each Merger Sub was formed solely for the purpose of engaging in the Transactions, and has engaged in no other business or other activities or incurred any liabilities, other than in connection with or as contemplated in this Agreement and the other Transaction Agreements.

5.09         Capital Stock.

(a)          The authorized shares of capital stock of Parent consist of 100,000,000 shares of Parent Common Stock and 500,000 shares of Parent Preferred Stock. As of July 10, 2017, 55,779,559 shares of Parent Common Stock are issued and outstanding and no shares of Parent Preferred Stock are outstanding. As of the date hereof, all of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable.

(b)          Except as set forth in Section 5.09(a), as of the date hereof, there are no (i) other classes of equity securities of Parent, or other securities exchangeable into, convertible into or exercisable for such equity securities, that are issued, reserved for issuance or outstanding, (ii) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent (in each case, other than as described in the Parent SEC Documents), (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in Parent (in each case, other than as described in the Parent SEC Documents), or (iv) outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Common Stock.

5.10         Parent Shares.

(a)          At the Closing, Parent will have sufficient authorized but unissued shares or treasury shares of Parent Common Stock for Parent to meet its obligation to deliver the shares of Parent Common Stock constituting the Aggregate Share Amount (the “Parent Shares”) to be issued under this Agreement. Upon consummation of the Transactions, each New Stockholder shall acquire good and valid title to the Parent Shares.

(b)          Upon issuance, the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription

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or similar rights or Encumbrances other than restrictions on transfer imposed by state and federal securities laws. Parent is eligible to register the resale of the Parent Shares on Form S-3. Assuming the accuracy of the representations and warranties contained in the last sentence of Section 4.02(a), the Parent Shares will be issued to the Company in compliance with applicable exemptions from (A) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, and (B) the registration and qualification requirements of all applicable securities laws of the states of the United States.

5.11         No Parent Material Adverse Effect. Since October 31, 2016, there has occurred no effect, circumstance, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.12         Application of Takeover Protections; Rights Agreement. Parent and its board of directors have taken all necessary action, if any, in order to render inapplicable any control stock acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the certificate of incorporation of Parent which is or could become applicable to the Company as a result of the Transactions, including Parent’s issuance of the Parent Shares and each of the New Stockholder’s ownership of the Parent Shares. Parent and its board of directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of the Parent Shares or a change in control of Parent.

5.13         SEC Documents.

(a)          Since October 31, 2015, Parent has filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed with or furnished to, as applicable, the SEC by Parent (together with all exhibits and schedules thereto and all information incorporated therein by reference, collectively, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) complied in all material respects with the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended (to the extent then applicable), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(b)          Each of the consolidated financial statements of Parent (including, in each case, any related notes thereto) contained in the Parent SEC Documents (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presents in all material respects, as applicable, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (except, in the case of each of sub-clauses (i) and (ii), that Parent’s unaudited interim financial statements were subject to normal year-end and quarter-end adjustments, and subject to the absence of footnotes in such unaudited interim financial statements).

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5.14         Registration Rights. Parent is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of Parent registered with the Securities and Exchange Commission or registered or qualified with any other Governmental Entity.

5.15         No Shareholder Approval. The entry into this Agreement and the consummation of the Transactions (including the issuance and delivery by Parent of the Parent Shares to the New Stockholders) do not require any vote or other approval or authorization of any holder of any capital stock of Parent.

5.16         Reorganization. To the knowledge of Parent following discussions with its relevant advisors, neither Parent nor any of its Subsidiaries has taken or agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent the Initial Merger and the Follow-On Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.17         Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CERTIFICATES CONTEMPLATED HEREBY AND THEREBY, PARENT AND THE MERGER SUBS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article V, PARENT AND THE MERGER SUBS HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY OR STATEMENT MADE, OR COMMUNICATED, OR OTHER INFORMATION FURNISHED OR MADE AVAILABLE (IN ALL OF THE FOREGOING, WHETHER ORALLY OR IN WRITING) TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY OF THEM BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF PARENT OR THE MERGER SUBS). PARENT AND THE MERGER SUBS ARE NOT MAKING NOR HAVE THEY MADE, ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY, THE SECURITYHOLDER REPRESENTATIVE OR THE EQUITY HOLDERS REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES.

Article VI

COVENANTS

6.01         Conduct of the Business. Except for matters expressly permitted or required by the terms of this Agreement or except as required by applicable Law, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall (i) use commercially reasonable efforts to conduct its and its Subsidiaries’ businesses in the ordinary course of business, (ii) use commercially reasonable efforts to preserve their respective businesses in all material respects, and (iii) use

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commercially reasonable efforts to preserve their relationships with material customers and suppliers with whom they currently deal in all material respects and key employees. In addition (and without limiting the generality of the foregoing), from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as set forth in Section 6.01 of the Company Disclosure Schedule or except for matters otherwise expressly permitted or required by the terms of this Agreement or except as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned with respect to subsections (a), (c), (l), (m), (n) or (s) (to the extent relating to subsections (a), (b), (c), (l), (m) or (n)))):

(a)          amend or restate the certificate of incorporation, bylaws or similar organizational documents of the Company or its Subsidiaries;

(b)          except in each case pursuant to the existing terms of a Company Benefit Plan disclosed on Section 4.13(a) of the Company Disclosure Schedule or collective bargaining agreement, as required by Law or in connection with the renewal of any collective bargaining agreement scheduled to expire prior to or within the 90-day period immediately following the Closing Date, adopt, terminate or amend, in any respect, any Company Benefit Plan (or any plan that would be a Company Benefit Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;

(c)          grant to any director, manager, executive officer or any employee whose total annual base compensation is expected to exceed $100,000 any increase in compensation or benefits, except for any increase required by any collective bargaining agreement, or any payments pursuant to a Company Benefit Plan disclosed on Section 4.13(a) of the Company Disclosure Schedule;

(d)          incur or assume, guarantee, or become obligated with respect to any Indebtedness, or assume, guarantee, endorse or otherwise become responsible for, whether directly, contingently or otherwise, any Indebtedness of any Person, other than (i) Indebtedness between the Company and its Subsidiaries, (ii) Indebtedness that will be repaid on or before the Closing Date, or (iii) other Indebtedness in an aggregate amount not to exceed $2,000,000;

(e)          make any loans, advances or capital contributions to or investments in any Person (other than the Company and its Subsidiaries) in excess of $50,000 in the aggregate;

(f)          permit, allow or suffer any of its assets or properties to become subjected to any Encumbrance (other than Permitted Encumbrances), other than as required by any instruments of Indebtedness existing as of the date hereof or any Indebtedness incurred after the date hereof permitted in accordance with Section 6.01(d);

(g)          pay, loan or advance any amount to, or sell, assign, license, transfer or lease any of its assets, rights or properties to, or enter into, amend or modify any agreement or

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arrangement with, the holders of any equity interest in the Company or any of its Subsidiaries, or any officer, director, stockholder, partner or member of the Company or any of its Subsidiaries, or any of such person’s immediate family or any of their respective Subsidiaries, except for (i) transactions among the Company and its Subsidiaries, (ii) intercompany transactions in the ordinary course of business, (iii) entry into, or amendment or modification of, any employment agreement to the extent such action would be permissible under the other terms of this Section 6.01, (iv) payments, loans or advances made pursuant to existing agreements and (v) payment of expenses related to the consummation of the transactions contemplated by this Agreement;

(h)          make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required by GAAP;

(i)          (i) make, change or rescind any Tax election, (ii) adopt or change any accounting method with respect to Taxes, (iii) surrender any right to claim a refund or offset of or reduction in Taxes, (iv) other than in the ordinary course of business, consent to any extension or waiver of the limitations period applicable to any Tax Claim, (v) settle or compromise or agree to settle or compromise any material Tax Claim, (vi) obtain any Tax ruling, or (vii) re-file, amend or modify any Tax Return;

(j)          acquire (whether by merging or consolidating with, or by purchasing a substantial portion of the assets or equity of, or by any other manner) any business, Person, division, assets, rights, securities or other properties of another Person, other than purchases of assets or other properties in the ordinary course of business;

(k)          sell, assign, transfer, lease, license, abandon or otherwise dispose of any of its assets, rights or properties having a value in excess of $500,000 in the aggregate, except (i) inventory and obsolete or excess equipment or other assets sold in the ordinary course of business and (ii) the sale of assets purchased on behalf of customers in the ordinary course of business;

(l)          waive, release, settle or compromise any pending or threatened Action, other than any such waivers, releases, settlements or compromises of litigation (i) where the amount required to be paid does not exceed $500,000 individually or $3,000,000 in the aggregate, and (ii) which do not impose any material restrictions on the business or operations of the Company or its Subsidiaries and do not contemplate or involve any admission of wrongdoing by the Company or any of its Subsidiaries;

(m)          make or commit to any individual capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements) in excess of $250,000, other than capital expenditures incurred in the ordinary course of business in connection with new client acquisitions;

(n)          (i) materially amend, cancel, materially modify, terminate (partially or completely), grant any material waiver under or give any material consent with respect to, or enter into any agreement to materially amend, cancel, materially modify, terminate (partially

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or completely), grant any material waiver under or give any material consent with respect to, any Company Material Contract, other than amendments in the ordinary course of business, or (ii) enter into any Contract that if in effect on the date hereof would be a Company Material Contract or Lease, other than in the ordinary course of business, in each case, except for collective bargaining agreements (which are governed by Section 6.01(b));

(o)          (i) issue, sell, repurchase, redeem or otherwise dispose of any of its capital stock or other equity interests, or create or suffer to be created any Encumbrances thereon (other than Permitted Encumbrances), (ii) grant or enter into any options, warrants, covenants or calls or other rights to purchase or convert any obligation into any of its equity interests, other than shares of Company Common Stock issued pursuant to the exercise of Company Options that have been granted prior to the date hereof and other than issuances or repurchases required by any Company Benefit Plan or Company Material Contract set forth on Section 6.01(o) of the Company Disclosure Schedule, (iii) authorize or effect any recapitalization, combination, reclassification, stock split or similar change in capitalization, (D) authorize the issuance of securities in lieu of or in substitution for shares of its capital stock, (E) declare, set aside, establish a record date for, make or pay any non-cash dividends or any other non-cash distributions with respect to any of its equity interests, or (iv) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution or liquidation;

(p)          effectuate a plant closing or mass layoff regardless of whether such action triggers obligations under the WARN Act affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries, except for such plant closings or mass layoffs resulting from the loss of a customer Contract or customer site;

(q)          abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Owned Intellectual Property, or grant to any third party any license with respect to any Owned Intellectual Property, except non-exclusive licenses granted in the ordinary course of business;

(r)          from 12:01 a.m. New York time on the Closing Date, use or transfer any current assets of the Company or any of its Subsidiaries (including Cash), to the extent such current assets are sold, liquidated, disposed of or otherwise used to make payment in respect of or discharge any Indebtedness or Company Transaction Expenses, pay any dividends to the Equity Holders or repurchase any equity securities of the Company or any of its Subsidiaries; or

(s)          authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

6.02         Parent Interim Covenants. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as expressly permitted or required in this Agreement, as set forth on Section 6.02 of the Parent Disclosure Schedule or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not:

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(a)          amend or restate the certificate of incorporation, bylaws or equivalent organizational documents of Parent or either Merger Sub in a manner that would have a disproportionate adverse effect on the New Stockholders as compared to other holders of Parent Common Stock;

(b)          split, combine or reclassify any of its equity interests, declare or pay any special dividend or in-kind distribution with respect to its equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity interests, except for repurchases of shares of its equity interests at then-prevailing market prices pursuant to any share repurchase program as in effect from time to time, unless, with respect to Parent, in each case, equitable adjustments are made to the number of Parent Shares to the extent necessary to provide to each New Stockholder the same economic effect as contemplated by this Agreement prior to such event; or

(c)          enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent, unless, in each case, equitable adjustments are made to the number of Parent Shares to the extent necessary to provide to each New Stockholder the same economic effect as contemplated by this Agreement prior to such event and the Transactions can still be consummated as contemplated by this Agreement prior to such event.

6.03         Blue Sky Filings. Parent, on or before the Closing Date, shall take such action as is necessary in order to obtain an exemption for or to qualify the Parent Shares for issuance to the New Stockholders at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws, and shall upon request provide evidence of any such action so taken to the Company on or prior to the Closing Date. Parent shall make all filings and reports, if necessary, relating to the offer and issue of the Parent Shares required under applicable securities or “Blue Sky” laws following the Closing Date.

6.04         Employment Matters.

(a)          Until December 31, 2017 (or until the date of termination of the relevant employee, if earlier), Parent shall, or shall cause its Affiliates to, provide to the Company Non-Union Employees, compensation and employee benefits (including severance payments and severance benefits, but excluding any equity compensation or nonqualified deferred compensation) that, with respect to all Company Non-Union Employees, are no less favorable in the aggregate than the compensation and employee benefits provided to the Company Non-Union Employees immediately prior to the Closing under the existing terms of the Company Benefit Plans set forth on Section 4.13(a) of the Company Disclosure Schedule.

(b)          Parent shall, or shall cause its Affiliates, as applicable, to give Company Non-Union Employees full credit for such Company Non-Union Employees’ service with the Company and its Affiliates for purposes of eligibility, vesting, and determination of the level of benefits (including for purposes of vacation, disability and severance) to the same extent and for the same purpose as recognized by the Company immediately prior to the Closing, under any benefit plans made available to employees or officers or any class or level of employees or officers of Parent or any of its Affiliates in which a Company Non-Union Employee is eligible to

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participate and actually participates; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(c)          Parent shall, or shall cause its Affiliates, as applicable, to use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any of its Affiliates that provides health benefits in which Company Employees may be eligible to participate following the Closing, to the extent waived or satisfied with respect to such employees as of the Closing under the analogous Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the plan year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing.

(d)          With respect to Company Union Represented Employees, the Surviving Company shall or shall cause its Affiliates to, as applicable, (i) continue in full force and effect any collective bargaining agreements set forth in Section 4.17(b) of the Company Disclosure Schedule and any successor agreements thereto that apply to any Company Union Represented Employees and (ii) provide such Company Union Represented Employees with compensation and benefits as required by such collective bargaining agreements, in accordance with applicable Law.

(e)          If a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has a right to receive any payment or other benefit that is contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code), and such payment or other benefit may not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its reasonable best efforts to obtain from each “disqualified individual” that would receive payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”), waivers that provide that no Parachute Payments with respect to such “disqualified individual” shall, in the absence of 280G Stockholder Approval (as defined below), be payable to or retained by such “disqualified individual” to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such “disqualified individual” (the “280G Waivers”). Following the execution of the 280G Waivers, and prior to the Closing Date, the Company shall seek approval by its stockholders, in a manner intended to comply with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” to receive or retain any Parachute Payments (the “280G Stockholder Approval”). The Company shall provide Parent, at least five (5)

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Business Days prior to submitting the 280G Stockholder Approval to a vote, copies of the voting documents prepared by the Company in connection with this Section 6.04(e) and the calculations prepared under Section 280G of the Code, upon which the stockholder vote is being sought, and the Company shall incorporate any commercially reasonable comments provided by Parent prior to submitting the 280G Stockholder Approval to a vote.

(f)          Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Company Employee or any other person to any continued employment with the Company, Parent or any of their respective Affiliates, successors, or assigns.

6.05         Publicity. The initial press release announcing this Agreement, any ancillary agreements and the transactions contemplated herein shall be in substantially the form mutually agreed upon by Parent, on the one hand, and the Company, on the other hand. No other press release, public announcement or public filing related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or its Subsidiaries, shall be issued or made by any party hereto without the prior written approval of Parent, the Securityholder Representative and the Company (which approval shall not be unreasonably withheld, delayed or conditioned), unless required by Law (in the reasonable opinion of counsel) or the rules and regulations of an applicable securities exchange, in which case, Parent, on the one hand, and the Company and the Securityholder Representative, on the other hand, shall use their commercially reasonable efforts to consult with the other and provide the other party the right to review such press release, announcement, public filing or communication prior to issuance, distribution or publication, in each case, to the extent practicable; provided that no party shall be required to obtain approval or provide materials for review to the extent that the applicable press release, announcement, public filing or communication consists of information that has previously been made public without breach of the obligations under this Section 6.05. The parties understand and agree that Parent intends to publicly disclose the existence of this Agreement and the Transactions subsequent to the execution of this Agreement as required pursuant to the rules or regulations of an applicable securities exchange; provided that any such initial disclosure shall require the joint approval of Parent, on the one hand, and the Company and the Securityholder Representative, on the other hand (which approval shall not unreasonably be withheld). For the avoidance of doubt, the parties acknowledge and agree that Thomas H. Lee Partners, L.P. (“THL”) and its Affiliates and Goldman Sachs & Co. (“GS”) and its Affiliates (in each case, except for the Company and its Subsidiaries) may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners and investors in the ordinary course of business, subject to customary confidentiality obligations with respect thereto.

6.06         Confidentiality. Parent acknowledges that the information provided to it and its Representatives in connection with this Agreement and the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement between the Company and Parent, dated as of April 27, 2017 (as amended or modified from time to time, the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference. The Confidentiality Agreement shall terminate on the earlier of (i) at the date of its expiration in accordance with its terms and (ii) the consummation of the Closing.

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6.07         Access to Information.

(a)          Prior to the Closing Date and subject to applicable Laws and Section 6.06, Parent shall be entitled, through its officers, employees and Representatives (including its legal advisors, accountants and financing sources), to have such access to the information, properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests upon reasonable advance written notice. Any such access and examination shall be conducted during regular business hours and under circumstances that do not unreasonably interfere with the normal operations of the business, and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Company and its Subsidiaries to cooperate with Parent and Parent’s Representatives in connection with such access and examination, and Parent and its Representatives shall cooperate with the Company and its Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Any disclosure during such investigation by Parent or its Representatives shall not constitute any enlargement or additional representation or warranty of the Company beyond those specifically set forth in Article IV. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it (i) relates to the negotiation of this Agreement and the Transactions, (ii) would unreasonably disrupt the operations of the Company or any of its Subsidiaries, or (iii) would require the Company or any of its Subsidiaries to disclose information that in the reasonable judgment and good faith of counsel to the Company, is subject to attorney-client privilege or may conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound; provided, however, that in each such case, the Company and its Subsidiaries shall use commercially reasonable efforts to take those actions reasonably necessary so that the Company or its Subsidiaries is able to provide such information to Parent or a Representative of Parent (which efforts shall not require the Company to waive its attorney-client privilege or violate any Contract or applicable Law).

(b)          Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) without the written consent of the Company (which may be withheld in the Company’s sole discretion), Parent shall not contact any customers of the Company or any Subsidiary, other than in the ordinary course of the business of Parent or any of its Affiliates with respect to matters not related to the Company or its Subsidiaries, and provided that the Company shall have the right to have one Representative present during any such contact in the event that it consents to such contact, and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent may be withheld for any reason).

6.08         Regulatory Approvals.

(a)          The Company, Parent and the Merger Subs will, as promptly as practicable and no later than five (5) Business Days following the date of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice, the notification form required pursuant to the HSR Act for the Transactions, which form will specifically request early termination of the waiting period prescribed by the HSR Act. The Company, Parent and the Merger Subs will use reasonable best efforts to make all other

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necessary filings with such Governmental Entities as promptly as practicable following the date of this Agreement. Each of the Company, Parent and the Merger Subs will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any such other necessary filings and will provide any supplemental information requested by any Governmental Entity as promptly as practicable. The Company, Parent and the Merger Subs will use all reasonable best efforts to comply as promptly as practicable with any requests made for any additional information in connection with such filings. Parent will be responsible for all filing fees payable in connection with such filings and, notwithstanding any other provision hereof, will direct the strategy for obtaining any necessary consents, authorizations, clearances, or approvals required pursuant to the HSR Act or any other Competition Law, including (i) the scheduling of, and strategic planning for, any meeting with any Governmental Entity under the HSR Act or any other applicable Competition Law, (ii) the process for the receipt of any necessary approvals, and (iii) the resolution of any investigation or other inquiry of any such Governmental Entity, and its decisions with respect thereto will control.

(b)          Subject to the immediately following sentence, the Company, Parent and the Merger Subs will use their reasonable best efforts to promptly obtain any clearance required under the HSR Act for the consummation of the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and will comply promptly with any such inquiry or request, and the Company will use its reasonable best efforts to provide full and effective support to Parent in respect thereof to the extent requested by Parent. Parent and the Merger Subs will take, and will cause their Affiliates to take, any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or any other Person so as to enable the parties to expeditiously close the Transactions, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired in the Transactions, and entering into such other arrangements, as necessary in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction or other order in any suit or proceeding which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions, (ii) opposing or defending through completion of litigation on the merits any claim, action, suit, investigation or other proceeding brought by any Governmental Entity or other Person challenging the Transactions under any Law, including as reasonably necessary to appeal and overturn any Order preventing or enjoining the Transactions, and (iii) agreeing to such limitations on conduct or actions of members of Parent and its Affiliates after the Closing as may be required in order to satisfy the closing conditions set forth in Section 7.01 prior to the Outside Date.

(c)          The parties hereto agree to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Entities and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entities and the content of any such contacts or

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presentations. The Company, Parent and the Merger Subs will not participate in any meeting or discussion with any Governmental Entity with respect of any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Parent or the Company, will be limited to outside antitrust counsel only). Each of Parent and the Company will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) the content of any presentations, white papers or other written materials to be submitted to any Governmental Entity in advance of any such submission, and Parent will consider any of the Company’s comments thereto in good faith.

(d)          Except as specifically required by this Agreement, the Company, Parent and the Merger Subs will not take any action, or refrain from taking any action, the effect of which would reasonably be expected to delay or impede the ability of the parties to consummate the Transactions to a date later than the Outside Date. Without limiting the generality of the foregoing, prior to the Closing, Parent and the Merger Subs will not, and will not permit any of their respective Subsidiaries or Representatives to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period prior to the Outside Date, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions, or (iii) materially delay the consummation of the Transactions.

(e)          The Company and its Subsidiaries, Parent and the Merger Subs will, as promptly as practicable, make any required filings in connection with the facility security clearances held by the Company and its Subsidiaries and make any filings and provide any information requested by a Governmental Entity from a party hereto in respect of the facility security clearances, and supply as promptly as reasonably practicable as required under applicable Laws any additional information and documentary material that may be requested by a Governmental Entity, as applicable, in connection with complying with any facility security clearances and obtaining any facility security clearances required under applicable Law with respect to the operation of the business of the Company and its Subsidiaries as currently conducted.

6.09         Director and Officer Liability; Indemnification

(a)          Without limiting any additional rights that any Person may have under any Company Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Company to, and the Surviving Company shall, indemnify and hold harmless each present (as of immediately prior to the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Individuals”) against all claims, losses, liabilities, damages, judgments, inquiries,

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fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to (i) the fact that the Indemnified Individual is or was an officer or director, of the Company or its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the other transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the extent required to be indemnified by the Company under any indemnification provision contained in the governing documents of the Company or any of its Subsidiaries (as applicable) as in effect on the date of this Agreement and/or pursuant to any indemnity agreements between the Company and any such Person, in each case that continue to be in effect at the Effective Time (the “Indemnity Agreements”). In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation in accordance with the governing documents of the Company and its Subsidiaries (as applicable) and the Indemnity Agreements (as applicable) upon receipt of an undertaking by such Indemnified Individual to repay such advances if it is ultimately cleared in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Individual is not entitled to indemnification hereunder or thereunder, (B) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Individual hereunder), unless such settlement, compromise or consent includes a full and unconditional release of such Indemnified Individual from all liability or potential liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Individual otherwise consents and (C) the Surviving Company shall have the right to control the defense thereof.

(b)          The certificate of incorporation and bylaws (or equivalent governing documents) of each of the Surviving Company and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers and officers than are set forth in the respective organizational documents of the Company and its Subsidiaries (as applicable) (or equivalent governing documents) as of the Effective Time, which provisions, along with any Indemnity Agreements, shall not be amended, repealed, terminated or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, in each case, except and only to the extent as required by applicable Law.

(c)          The Company shall purchase prior to the Effective Time a “tail” insurance policy for a period of six years after the Effective Time, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from or related to facts or events that occurred at or before the Effective Time. Parent shall cause the Surviving Company to take, and the Surviving Company shall take, all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six-year period following the Effective Time.

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(d)          Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Individual on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.09 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)          This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which such individual is entitled, whether pursuant to law, contract or otherwise.

(f)          In the event that the Surviving Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.09.

(g)          The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Indemnified Individual may at any time be entitled.  No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise.

6.10         Reasonable Best Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated hereby and by the other Transaction Agreements, and in any event, no later than the Outside Date, including: (a) the satisfaction (but not waiver) of the conditions precedent to the obligations of any of the parties; (b) the obtaining of applicable consents, waivers or approvals of any Governmental Entities or third parties; (c) the defending of any Actions challenging this Agreement or the performance of the obligations hereby; and (d) the execution and delivery of such instruments, and the taking of such other actions, as the other party may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of the Company, Parent, the Merger Subs nor any of their respective Affiliates shall be obligated to make any non-de minimis payments or otherwise pay any non-de minimis consideration to any third party to obtain any applicable consent, waiver or approval.

6.11         Debt Financing; Financing Assistance.

(a)          Parent shall use its reasonable best efforts to, and shall cause its Affiliates to use their reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to (i) maintain in effect the Debt Financing Commitment, (ii)

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satisfy on a timely basis (or obtain the waiver of) all conditions applicable to and within the control of Parent to obtaining the financings contemplated by the Debt Financing Commitments, (iii) accept to the fullest extent, if applicable, all “market-flex” contemplated by the Debt Financing Commitments (including the fee letters relating thereto), (iv) upon satisfaction of the conditions set forth in the Debt Commitment Letter and the conditions set forth in Article VII of this Agreement, consummate the Debt Financing contemplated by the Debt Financing Commitments on the terms and conditions described therein as promptly as possible following the date hereof, and (v) enforce all of its rights under the Debt Financing Commitments (or any definitive documentation related thereto).

(b)          Parent shall use reasonable best efforts to negotiate and enter into definitive credit or loan or other agreements and all other documentation with respect to the financings contemplated in the Debt Financing Commitments as may be necessary for Parent to obtain such funds on terms and conditions no less favorable to Parent than those contained in the Debt Financing Commitments (except to the extent agreed by Parent in its sole reasonable discretion), including with respect to conditionality, and otherwise on terms and conditions which do not materially impair the ability of Parent to perform its obligations hereunder or to complete the transactions contemplated by this Agreement, as soon as reasonably practicable and in any event on or prior to the Closing Date. Parent shall keep the Company reasonably informed regarding the status of the definitive agreements and documentation with respect to the Debt Financing promptly upon request by the Company and, upon request of the Company, deliver complete copies of drafts and copies of executed definitive agreements and documentation.

(c)          Parent shall not amend or alter, or agree to amend or alter, any Debt Financing Commitment or any definitive agreement or documentation referred to in this Section 6.11 (except in compliance with the flex provisions) in any manner to add any conditionality or otherwise amend or alter any condition or any other term, which other term would reasonably be expected to materially impair, materially delay or prevent the consummation of the transactions contemplated by this Agreement, in each case without the prior written consent of the Company. Parent shall keep the Company informed with respect to all material activity concerning the status of the Debt Financing Commitments (including the occurrence of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Debt Financing Commitments) that would reasonably be expected to materially impair, materially delay or prevent the consummation of the transactions contemplated by this Agreement and shall promptly (and in any event within one Business Day) notify the Company of (i) the expiration or termination (or attempted, threatened or purported termination, whether or not valid) of the Debt Financing Commitments and (ii) any refusal of a Financing Source to provide, or any stated intent of a Financing Source to refuse to provide, the full financing contemplated by the Debt Financing Commitments, in each case, notwithstanding the reasonable best efforts of Parent to satisfy its obligations under this Section 6.11, and Parent shall use its reasonable best efforts to promptly arrange for alternative financing (the “Alternative Financing”) which shall be in an amount sufficient to pay, when added with the other financing under the Debt Financing Commitments, the aggregate consideration and all necessary fees, expenses and other amounts in connection with the consummation of the Transactions (and which do not, without the prior written consent of the Company, include any conditions that are more onerous than or in addition to the conditions set forth in, or that otherwise involve additional conditionality to, the Debt Financing Commitments) to replace the

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financing contemplated by such expired or terminated commitments or arrangements or for which such Financing Source has refused to provide such financing. Parent shall deliver to the Company correct and complete copies of any modified or replaced Debt Financing Commitment (with any such fee letter redacted in a manner consistent with the fee letter delivered to the Company prior to or on the date hereof) as promptly as practicable following the execution thereof. For purposes of this Agreement, references to “Debt Financing” shall include the Alternative Financing contemplated by the Debt Financing Commitments as permitted by this Section 6.11(c) to be amended, modified or replaced, and references to the “Debt Financing Commitments” shall include such documents as permitted by this Section 6.11(c) to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.

(d)          Parent acknowledges and agrees that, subject to the obligations set forth in Section 6.11(e) through (h), the Company and its Subsidiaries and their respective employees have no responsibility for any financing that Parent may raise in connection with the transactions contemplated hereby (other than following Closing). Parent also acknowledges and agrees that its obtaining financing is not a condition to any of its obligations hereunder, regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of Parent. For the avoidance of doubt, if any financing referred to in this Section 6.11 is not obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to and on the terms contemplated by this Agreement.

(e)          From the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), subject to the limitations set forth in this Section 6.11, the Company will, will cause each of its Subsidiaries to, and will use its reasonable best efforts to cause its Representatives to, cooperate with Parent and the Merger Subs as reasonably requested by Parent in connection with the arrangement of any Debt Financing; provided that nothing herein will require such cooperation to the extent it unreasonably interferes, or would unreasonably be expected to interfere, with the business or operations of the Company or its Subsidiaries. Such cooperation will include using reasonable best efforts to (i) furnish Parent with the financial statements and other information which are necessary to satisfy the conditions set forth in paragraph 9 of Exhibit D of the Debt Commitment Letter and such other financial information regarding the Company and its Subsidiaries as Parent shall reasonably request from the Company, to the extent necessary to allow Parent to prepare pro forma financial statements of Parent, that are necessary to satisfy the condition set forth in paragraph 7 of Exhibit D to the Debt Commitment Letter, it being understood that neither the Company nor its Subsidiaries shall be responsible for any adjustments to be made in such pro forma financial statements, (ii) participate in (including using its reasonable best efforts to cause the members of senior management and the Representatives of the Company to participate in) a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with Financing Sources and prospective lenders in connection with the Debt Financing and using reasonable best efforts to provide reasonable assistance to Parent and the Merger Subs in their preparation of any customary bank information memoranda, lender presentations and ratings agency presentations (including using reasonable best efforts to cause the execution and delivery of customary authorization letters in connection with such materials), (iii) facilitate the taking of all corporate or other organizational actions by the Company and its Subsidiaries with respect to entering definitive financing documents to the extent reasonably requested or necessary in connection with the consummation of the Debt Financing (it being

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understood that directors, officers and employees who will not continue in such capacity as of the Closing Date shall not be required to take such actions in connection with the financing), (iv) provide all documentation and other information about the Company and its Subsidiaries that is reasonably requested by any Financing Source at least ten (10) Business Days prior to the Closing Date and that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (v) facilitate the pledging of collateral and assisting Parent and its Financing Sources with matters relating to title to assets or property and the execution and delivery of definitive documents related to the Debt Financing, (provided, that (A) none of the documents or certificates shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its Subsidiaries or any of their respective officers or employees involved); provided that, notwithstanding anything in this Agreement to the contrary, the Company will not be required to deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate related to the Debt Financing.

(f)          Notwithstanding this Section 6.11 or anything else in this Agreement,

(i)           in no event will the Company or any of its Subsidiaries be required to pay any commitment fee or other fee or payment to obtain consent, or to incur any liability with respect to, or cause or permit any Encumbrance to be placed on any of their respective assets in connection with, any debt financing prior to the Effective Time; and

(ii)         nothing in this Section 6.11 shall require any action that would conflict with or violate the Company’s or any Subsidiaries’ organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party.

(g)          Parent will promptly, upon request by the Company, reimburse the Company, as applicable, for all fees, costs and expenses (including fees and expenses of Representatives) incurred by the Company or any of its Subsidiaries and their respective Affiliates and Representatives in connection their compliance with this Section 6.11 and will indemnify and hold harmless the Equity Holders, the Company, its Subsidiaries and their respective Affiliates and Representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any debt financing and any information used in connection therewith. Parent and the Merger Subs acknowledge and agree that their obligations pursuant to this Agreement are not subject to any conditions regarding Parent’s, Merger Subs’, their Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

(h)          The parties agree that this Section 6.11 sets forth the Company’s sole obligations with respect to any financing or contemplated financing of Parent and/or the Merger Subs.

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6.12         Preservation of Records. Parent shall, and shall cause the Surviving Company to, preserve and keep the records of the Company and its Subsidiaries for a period of seven years following the Closing Date (or longer if required by applicable Law or, in the case of Tax Returns and other Tax information and documentation, thirty (30) days following the expiration of the applicable statute of limitations) and shall make such records (or copies) and reasonably appropriate personnel available, during regular business hours and upon reasonable advance notice, to the Securityholder Representative or any Equity Holder, at the Securityholder Representative’s or Equity Holder’s expense, as may be reasonably required by such party in connection with any insurance claims by, legal proceedings (other than legal proceedings or Actions between Parent and such Person) or Tax audits against, governmental investigations of, or compliance with applicable Laws by, the Securityholder Representative, the Equity Holders or any of their Affiliates in respect of the Company. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it (i) would unreasonably disrupt the operations of the Company or any of its Subsidiaries or (ii) would require the Company or any of its Subsidiaries to disclose information that, in the reasonable judgment and good faith of counsel to the Company, is subject to attorney-client privilege or may conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound; provided, that in each such case, the Company and its Subsidiaries shall use commercially reasonable efforts to take those actions reasonably necessary so that the Company or its Subsidiaries is able to provide such information to the Securityholder Representative or Equity Holder (or a Representative thereof) (which efforts shall not require the Company or its Subsidiaries to waive its attorney-client privilege or violate any Contract or applicable Law).

6.13         Escrow Agreement and Paying Agent Agreement. At the Closing, each of Parent and the Securityholder Representative shall duly execute and deliver to the other, and shall use their reasonable best efforts to cause the Escrow Agent and Paying Agent to duly execute and deliver to Parent and the Securityholder Representative, the Escrow Agreement and the Paying Agent Agreement, respectively.

6.14         FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a certificate in compliance with Treasury Regulation Section 1.1445-2 and Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c) and a non-foreign person certificate in compliance with Treasury Regulation Section 1.1445-2(b), certifying that the Transactions are exempt from withholding under Section 1445 of the Code in the form attached hereto as Exhibit E.

6.15         Shareholders’ Agreement. At the Closing, Parent and the Sponsors shall execute and deliver to each other a shareholders’ agreement substantially in the form attached hereto as Exhibit F (the “Shareholders’ Agreement”) providing for certain registration and governance rights and restrictions applicable to the Sponsors.

6.16         No Solicitation of Transactions. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall (and the Company shall cause the Equity Holders and its and their Affiliates and Representatives to), directly or indirectly, submit, solicit, initiate, encourage, discuss or knowingly facilitate any proposal or offer from any Person (other than

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Parent and its Affiliates in connection with the Transactions) or enter into any agreement or accept any offer relating to or consummate any (i) reorganization, liquidation, dissolution, recapitalization of the Company or any of its Subsidiaries (other than not involving any Person other than the Company and its Subsidiaries), (ii) merger or consolidation involving the Company or any of its Subsidiaries (other than between the Company’s Subsidiaries), (iii) purchase or sale of any equity interests (or any rights to acquire, or securities convertible into or exchangeable for, any such equity interests) or a material amount of assets of the Company or any of its Subsidiaries, or (iv) similar transaction or business combination involving the Company or any of its Subsidiaries or a material amount of their businesses or assets.

6.17         Tax Matters.

(a)          Transfer Taxes. At the Closing or, if due thereafter, promptly when due thereafter, all Transfer Taxes, whether imposed on the Company or its Subsidiaries or imposed on any holder of Company Common Stock or Company Options resulting from the Transactions will be paid by Parent or the Surviving Company. Parent and the Surviving Company will prepare any Tax Returns with respect to such Taxes, and the Securityholder Representative will cooperate with Parent and the Surviving Company in the preparation and filing of such Tax Returns.

(b)          Cooperation on Tax Matters. Parent, the Surviving Company and the Securityholder Representative will cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns or any Tax Claims. Such cooperation will include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.17(b).

(c)          Certain Tax Elections. None of Parent, the Merger Subs, the Company or any of their Affiliates will make any election under Sections 338 or 336(e) of the Code (or any similar provision under state, local or foreign Law) with respect to the Transactions.

(d)          Pre-Closing Tax Returns. The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries required to be filed on or before the Closing Date (“Pre-Closing Tax Returns”) on a basis consistent with past practices and timely pay or cause to be timely paid all Taxes required to be paid by the Company or any of its Subsidiaries on or before the Closing Date. The Company shall submit drafts of any material Pre-Closing Tax Returns to Parent not less than fifteen (15) days prior to the due date for such Pre-Closing Tax Retuns for Parent’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Not less than three (3) Business Days after the payment of any Taxes attributable to a Pre-Closing Tax Return, the Company shall, or shall cause its applicable Affiliate to, deliver to Parent a copy of a receipt of such Tax payment or other evidence of such Tax payment reasonably satisfactory to Parent.

(e)          Tax Sharing Agreements. Other than the Seller Acquisition Merger Agreement, all Tax indemnity, Tax sharing, Tax allocation or other similar agreements between or among the Company and any of its Subsidiaries, on the one hand, and any other Equity Holder or any Affiliate thereof, on the other hand, including any agreement pursuant to which the

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Company or any of its Subsidiaries is or may be required to make payments based on or determined by reference to the use, utilization or taking into account of any loss, deduction or other tax item (including the carryforward thereof) and excluding any commercial agreement the primary subject matter of which does not relate to Taxes, shall be terminated prior to the Closing, and after the Closing neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(f)          Reorganization. Each of the parties shall use its reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action not contemplated by this Agreement, that would reasonably be expected to cause the Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties intend to report and, except to the extent otherwise required by Law, shall report, for all tax purposes, the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code.

6.18         Written Consents; Appraisal. As promptly as practicable after the execution and delivery of this Agreement, and without limiting the rights of Parent pursuant to Section 7.02(e), the Company will deliver to Parent executed written consents in the form set forth as Exhibit A hereto adopting this Agreement in accordance with the DGCL and the Company’s organizational documents, which written consents shall, at the time of such delivery, be executed by the Minimum Supporting Holders. Notwithstanding any other provision hereof, in the event that there are any Appraisal Shares, the Company shall take such all actions as are necessary to cause the holders of such Appraisal Shares to waive such rights, including by enforcing any contractual rights that would require such waivers.

Article VII

CONDITIONS OF CLOSING

7.01         Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transactions are subject to the fulfillment on the Closing Date of each of the following conditions:

(a)          there shall not be any Governmental Order or other Law, in each case of a Government Entity having competent jurisdiction over the Company and its Subsidiaries, enjoining, prohibiting or preventing the consummation of the Transactions; and

(b)          any required waiting periods (including any extension thereof) under the HSR Act applicable to the consummation of the Transactions shall have terminated or expired.

7.02         Additional Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and the Merger Subs to consummate the Transactions are subject to the fulfillment, as of the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Parent in whole or in part in its sole discretion):

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(a)          (i) each of the Fundamental Representations of the Company shall be true and correct in all material respects as of the date hereof and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties of the Company contained in the last sentence of Section 4.07 shall be true and correct in all respects as of the date hereof, and (iii) each of the other representations and warranties of the Company contained in Article IV shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications set forth therein) as of the date hereof and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except where the failure of such representations or warranties to be true and correct has not had, and would not be reasonably expected to have, a Material Adverse Effect;

(b)          the Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(c)          since the date of the Agreement, there shall not have been a Material Adverse Effect;

(d)          Parent shall have received a duly authorized certificate of an executive officer of the Company dated as of the Closing Date that the conditions set forth in subsections (a), (b) and (c) of this Section 7.02 have been satisfied;

(e)          Parent shall have received a copy of the Stockholder Approval, which shall continue to be in full force and effect on the Closing Date, signed by at least the Minimum Supporting Holders.

7.03         Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the fulfillment, as of the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Company in whole or in part in its sole discretion):

(a)          (i) each of the Parent Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties of Parent contained in Section 5.11 shall be true and correct in all respects as of the date hereof, and (iii) each of the other representations and warranties of Parent and the Merger Subs contained in this Agreement shall be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein) as of the date hereof and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except where the failure of such representations or warranties to be true and correct has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b)          Parent and the Merger Subs shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by Parent and the Merger Subs on or prior to the Closing Date;

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(c)          since the date of the Agreement, there shall not have been a Parent Material Adverse Effect;

(d)          the Company shall have received a duly authorized certificate (under penalty of perjury) of an executive officer of Parent dated as of the Closing Date that the conditions set forth in subsections (a), (b) and (c) of this Section 7.03 have been satisfied; and

(e)          the Stockholder Approval, signed by at least the Minimum Supporting Holders, shall have been obtained prior to the Closing Date.

Article VIII

TERMINATION

8.01         Termination of Agreement. This Agreement may be terminated at any time prior to the Closing, notwithstanding the approval thereof by the stockholders of the Company at any time prior to the Closing, as follows:

(a)          at the election of the Company or Parent on or after November 7, 2017 (the “Outside Date”), if the Closing shall not have occurred by 4:00 p.m. New York time on such date; provided, however, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.01(a) if it (or, in the case of Parent, the Merger Subs) is in breach of any of its obligations hereunder and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VII prior to the Outside Date or (ii) the failure of the Closing to have occurred prior to the Outside Date;

(b)          by mutual written consent of the Company and Parent;

(c)          by the Company or Parent if there shall be in effect a final, nonappealable Governmental Order or Law, in each case of a Government Entity having competent jurisdiction over the Company and its Subsidiaries, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the party seeking to terminate if a material breach by such party (or, in the case of Parent, the Merger Subs) of any of its representations, warranties or covenants contained in this Agreement has been the cause of, or resulted in, the issuance of such nonappealable Governmental Order or Law;

(d)          by Parent if (i) none of Parent or the Merger Subs is in material breach of any of their respective representations, warranties or covenants hereunder and (ii) the Company is in breach of any of its representations, warranties or covenants hereunder that would render any condition set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) 20 Business Days after the giving of written notice by Parent to the Company and (y) two Business Days prior to the Outside Date;

(e)          by the Company if (i) (A) the conditions set forth in Section 7.01 and Section 7.02 are satisfied (other than those conditions that by their nature are to be satisfied at the

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Closing but subject to their being capable of being satisfied if the Closing were to occur on the date of termination), (B) the Company has given notice to Parent in writing that it is ready, willing and able to consummate the Closing and (C) Parent or either Merger Sub fails to complete the Closing when required to in accordance with Section 2.02 or (ii) the Company is not in material breach of its representations, warranties or covenants hereunder and Parent or the Merger Subs is in breach of any of its respective representations, warranties or covenants hereunder that would render any condition set forth in Section 7.03(a), Section 7.03(b) or Section 7.03(c) not to be satisfied, and (in the case of this clause (ii) only) such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) 20 Business Days after the giving of written notice by the Company to Parent and (y) two Business Days prior to the Outside Date; or

(f)          by Parent, unless, prior to the opening of trading in the United States financial markets on the first (1st) Business Day after the date of this Agreement, the Company has delivered to Parent a written consent constituting the Stockholder Approval, or if such Stockholder Approval thereafter does not continue to remain in full force and effect through the Closing Date.

8.02         Procedure Upon Termination. In the event of termination and abandonment by the Company or Parent, or both, pursuant to Section 8.01, written notice thereof shall be given to the other party or parties, and the Transactions shall be abandoned, without further action by any of the Company, Parent or the Merger Subs.

8.03         Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.01, then each of the parties shall be relieved of its duties and obligations arising under this Agreement and such termination shall be without any liability to the Company, Parent or the Merger Subs; provided, however, that subject to the terms of this Section 8.03, no such termination shall relieve any party hereto from liability for any intentional and material breach prior to such termination and (ii) the provisions of Section 6.05, Section 6.06, the last sentence of Section 6.08(a), Section 6.11(g), this Section 8.03 and Article X shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. For the avoidance of doubt and without limiting the Company’s rights under this Section 8.03 or elsewhere under this Agreement, for all purposes of this Agreement, the failure of Parent and/or the Merger Subs to consummate the Closing when required in accordance with Section 2.02, and to make the payments required by Article III when required, shall be an intentional and material breach of this Agreement by Parent and the Merger Subs. In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.01: (a) each party, if so requested by any other party, will return or destroy promptly every document furnished to it by such other party (or any Affiliate or Representative of such other party) in connection with the Transactions, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) that may have been made, and will use reasonable best efforts to cause its Representatives and any Representatives of financial institutions, financing sources and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made; and (b) the Confidentiality Agreement will remain in full force and effect and survive the termination of this Agreement.

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Article IX

ADDITIONAL AGREEMENTS

9.01       No Reliance.

(a)          Except for the representations and warranties contained in Article IV, Parent and the Merger Subs are acquiring the business of the Company and its Subsidiaries through the Initial Merger “As-Is, Where-Is” on the Closing Date and in their condition at such time, and none of the Company or any of the Company’s Subsidiaries or any of their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or other Representatives or any other Person has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of the Company, the Company’s Subsidiaries or their respective Affiliates, directors, officers, employees, Subsidiaries, controlling persons, agents or other Representatives or any other Person.

(b)          Except for the representations and warranties contained in Article V and the Shareholders Agreement and in any information statement or offering memorandum delivered in connection with the Transactions, none of Parent or the Parent’s Subsidiaries or any of their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or other Representatives or any other Person has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of Parent, Parent’s Subsidiaries or their respective Affiliates, directors, officers, employees, Subsidiaries, controlling persons, agents or other Representatives or any other Person, regarding the Parent Shares or Parent generally.

(c)          Except for the representations and warranties contained in Article IV, none of the Company, the Company’s Subsidiaries or any other Person will have or be subject to any liability or indemnification obligation to Parent, the Merger Subs or any other person resulting from the distribution to Parent and the Merger Subs, or Parent’s or the Merger Subs’ use of any information, documents, projections, forecasts or other material made available to Parent or a Merger Sub in the Electronic Data Room or management presentations in expectation of the Transactions or otherwise. Except for the representations and warranties contained in Article IV, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Parent or any Merger Sub are not and shall not be deemed to be or to include representations and warranties of the Company or any of its Subsidiaries or Affiliates. Except for the representations and warranties expressly contained in Article IV, Parent and the Merger Subs have not relied on any representations or warranties, statements or omissions, and acknowledge and agree to the Company’s express disavowal and disclaimer of any other representations, warranties, statements or omissions whether made by the Company or any other Person on behalf of the Company, and of all liability and responsibility for any representation, warranty, projections, forecasts or other material made available to Parent or any Merger Sub, including any opinion, information, projection, forecast or other information that may have been or may be provided to Parent or a Merger Sub by any director, officer, employee, agent, consultant or other Representative of the Company or any of its Affiliates. In furtherance of the foregoing, and not in limitation thereof, except to the extent expressly set forth in the representations and warranties

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contained in Article IV, Parent and the Merger Subs specifically acknowledge and agree that none of the Company or any of its Subsidiaries or Affiliates makes or has made any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Parent or any Merger Sub with respect to the results or activities or the probable success or profitability of the Company or any of the Company’s Subsidiaries or their respective businesses either before or after the Closing Date. Parent and the Merger Subs acknowledge that they are relying solely on the results of their own independent investigation and verification and the representations and warranties expressly contained in Article IV.

(d)          Parent, the Merger Subs and their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents and other Representatives hereby acknowledge that, except for the representations and warranties contained in Article IV, no other statutory, express or implied representation or warranty, whether written or oral, concerning the Company Common Stock, the Transactions or the business, assets or liabilities of the Company and the Company’s Subsidiaries, the execution, delivery or performance of this Agreement or the other Transaction Agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made.

9.02         Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective officers, directors, agents or other Representatives, except (i) that those covenants and agreements that by their terms apply or are to be performed, in whole or in part, at or after the Closing shall survive the Closing in relevant part, and (ii) Article X shall survive the Closing.

Article X

MISCELLANEOUS

10.01         Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Parent and the Company and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

10.02         Governing Law; Jurisdiction.

(a)          This Agreement and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of Laws.

(b)          Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of

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Chancery (or, only if the Delaware Court of Chancery declines to accept or lacks jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware or if such Federal court of the United States lacks jurisdiction, any Delaware state court), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court, and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 10.04 set forth below shall be effective service of process for any Action brought in any such court.

(c)          Notwithstanding anything herein to the contrary, each of the parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or legal proceeding of any kind (whether pursuant to a legal requirement, in equity, in contract, in tort or otherwise) against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable legal requirements exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.04 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (vi) agrees that any such action shall be governed by, and construed in accordance with, the laws of the State of New York.

10.03         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST

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EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT, THE DEBT FINANCING OR ANY OTHER TRANSACTION AGREEMENT OR INSTRUMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO (INCLUDING ANY ACTION AGAINST ANY FINANCING SOURCE). EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.03.

10.04         Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by facsimile or e-mail (provided the relevant transmission report indicates a successful transmission to the intended recipient), (c) on the next Business Day when sent by overnight courier service, and (d) when received if mailed by certified or registered mail, return receipt requested, with postage prepaid, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company (prior to the Effective Time), to:

GCA Services Group, Inc.

1350 Euclid Avenue, Suite 1500

Cleveland, Ohio 44115

Attn:      William P. Dunn, Vice President & General Counsel

E-mail:       wdunn@gcaservices.com

and to:

c/o Thomas H. Lee Partners, L.P.

100 Federal St., 35th Floor

Boston, Massachusetts 02110

Attn: Josh Bresler, Jeff Swenson & Shari Wolkon

Fax: (617) 227-3514

E-Mail: jbresler@thl.com

            jswenson@thl.com

            swolkon@thl.com

c/o Goldman Sachs & Co.

200 West Street

New York, NY 10282

Attn: Chris Crampton

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Fax: (212) 902-3000

E-Mail: chris.crampton@gs.com

If to the Securityholder Representative, to:

Thomas H. Lee Equity Fund VII, L.P.

100 Federal Street

Boston, MA 02110

Attn:      Jeff Swenson, Josh Bresler and Shari Wolkon

Fax:      (617) 227-3514

Broad Street Principal Investments Holdings, L.P.

200 West Street

New York, NY 10282

Attn:      Chris Crampton

Fax:      (212) 902-3000

with copies (which shall not constitute notice), in the case of notice to the Company (prior to the Effective Time) or the Securityholder Representative, to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Jon A. Ballis, P.C.

                   Neal J. Reenan, P.C.

If to Parent, the Merger Subs or the Company (on or after the Effective Time), to:

ABM Industries Incorporated

One Liberty Plaza, 7th Floor

New York, NY 10006

Attn:      General Counsel

Fax:      (866) 787-7495

E-mail: Andrea.Newborn@abm.com

with copies (which shall not constitute notice), in the case of notice to Parent, the Merger Subs or the Company (on or after the Effective Time), to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Andrew M. Levine, Benjamin L. Stulberg

Telephone: (212) 326-8319

E-mail: amlevine@jonesday.com; blstulberg@jonesday.com

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or to such other address, facsimile number or person as a party shall have last designated by such notice to the other parties.

10.05         Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

10.06         Fees and Expenses. Except as otherwise specified in this Agreement, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Parent shall be responsible for all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) and for all fees and expenses in connection with any filing pursuant to the HSR Act or any other Competition Law.

10.07         Entire Agreement. This Agreement (including the Exhibits and Schedules), together with the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until the expiration or termination thereof in accordance with its terms and this Agreement.

10.08         Interpretation.

(a)          When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement (or, with respect to any references to Sections of the Company Disclosure Schedule in Article IV, the Company Disclosure Schedule) unless otherwise indicated.

(b)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)          When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d)          Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement and not to any particular Section or paragraph hereof.

(e)          The word “or” is disjunctive but not necessarily exclusive.

(f)          Accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP.

(g)          Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

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(h)          References in this Agreement to “dollars” or “$” are to U.S. dollars.

(i)          References in this Agreement to statutes shall include all rules and regulations promulgated thereunder and references to statutes, rules or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute, rule or regulation.

(j)          References to documents or other materials “provided” or “made available” to Parent or similar phrases shall mean that such documents or other materials were present in the Electronic Data Room available to Parent and/or its Representatives (as applicable) as of the date hereof. Promptly after the execution of this Agreement, the Company shall deliver an electronic copy of the Electronic Data Room to Parent as of such time. Upon the request of Parent, the Company or the Securityholder Representative shall deliver an updated copy of the Electronic Data Room to Parent as of the Closing Date.

(k)          This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

10.09         Company Disclosure Schedule.

(a)          The Company Disclosure Schedule and the information and disclosures contained therein relate to and qualify certain of the representations, warranties, covenants and obligations made by the Company in this Agreement and shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of the Company or any other Person except to the extent explicitly provided in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or obligations. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication, in and of itself, that such item represents a material exception or material fact, event or circumstance, that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only. No reference in the Company Disclosure Schedule to any agreement or document, in and of itself, shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Company Disclosure Schedule shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. Neither the specification of any item or matter in any representation or warranty contained in the Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in the

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Agreement or included in the Company Disclosure Schedule is or is not in the ordinary course of business for purposes of the Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the Sections in the Agreement and any items or matters set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of the Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on its face. The inclusion of any cross-references to any Schedules, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. The headings contained in the Company Disclosure Schedule are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Company Disclosure Schedule or to expand, modify or influence the scope of the information required to be disclosed in the Company Disclosure Schedule or the interpretation of this Agreement.

(b)          The information contained in the Company Disclosure Schedule is confidential, proprietary information of the Company, and Parent and the Merger Subs shall be obligated to maintain and protect such confidential information pursuant to this Agreement and the Confidentiality Agreement. In disclosing the information in the Company Disclosure Schedule, the Company expressly does not waive any attorney-client privilege or other similar privilege associated with such information or any protection afforded by the work-product doctrine or other similar doctrine with respect to any of the matters disclosed or discussed herein.

10.10         Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a mutual written agreement executed and delivered by the Company (with the consent of the Securityholder Representative) and Parent. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing provisions of this Section 10.10, no amendment or modification to any of Section 10.02(c), the first sentence of Section 10.03, this sentence of this Section 10.10, the proviso of the second sentence of Section 10.12 or Section 10.13(b) that is adverse to the Financing Sources shall become effective without the prior written consent of the adversely affected Financing Sources.

10.11         Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile or email in Portable Document Format, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12         Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns except (a) as set forth in Section 6.09, Section 10.15 and Section 10.16, (b) for the right of the Company on behalf of the Equity Holders to pursue damages (including claims for damages based on loss of the economic benefits of the Merger, including Article III, to the Equity Holders) in the event the Closing has not occurred as a result

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of Parent’s or a Merger Sub’s breach of this Agreement, or (c) after the Effective Time, if Parent shall not have made payments in accordance with Article III, the right of the Securityholder Representative (on behalf of each Equity Holder) to enforce directly the Equity Holders’ right to receive the amounts payable pursuant to Article III. Nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided that the provisions of Section 10.02(c), the first sentence of Section 10.03, the third sentence in Section 10.10, this proviso of this Section 10.12 and Section 10.13(b), in each case, pertaining to the Financing Sources, are intended to be for the benefit of, and shall be enforceable by, the Financing Sources.

10.13     Remedies.

(a)          Immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, if for any reason the Company, Parent or any Merger Sub shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement (excluding, for the avoidance of doubt, if the Closing has occurred, any failure to perform or breach for which the parties have no liability under this Agreement pursuant to Section 9.01 and Section 9.01(d)), then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

(b)          No Financing Source will have any liability to the Company, any of its Affiliates, Representatives or any of its Subsidiaries (in each case, in their capacities as such), relating to or arising out of this Agreement, any Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and no such Person will have any rights or claims against any Financing Source or be entitled to seek the remedy of specific performance of this Agreement against any Financing Source (such Financing Sources being express third party beneficiaries of this sentence). No Financing Source shall be subject to any indirect, special, punitive or consequential damages or damages of a tortious nature in connection with the Debt Financing.

10.14     Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.15     Securityholder Representative.

(a)          Pursuant to the adoption of this Agreement by Company Common Stockholders representing greater than 50% of the outstanding shares of Company Common

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Stock, each Equity Holder will be deemed to have irrevocably appointed, authorized and empowered the Securityholder Representative to act as a representative for the benefit of each Equity Holder as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each Equity Holder in connection with and to facilitate the consummation of the Transactions (including the Initial Merger and the Follow-On Merger), which shall include the power and authority as is necessary to carry out the functions assigned to the Securityholder Representative under this Agreement; provided, however, that the Securityholder Representative shall have no obligation to the Equity Holders to act except as expressly provided herein, and without limiting the generality of the foregoing, the Securityholder Representative shall have the power and authority:

(i)          to execute and deliver such waivers and consents in connection with this Agreement and the other Transaction Agreements and the consummation of the Initial Merger and the Follow-On Merger and other transactions contemplated hereby and thereby as the Securityholder Representative, in its sole discretion, may deem necessary or desirable, including any amendments or modifications to this Agreement or the other Transaction Agreements;

(ii)         to enforce and protect the rights and interests of the Equity Holders and to enforce and protect the rights and interests of the Securityholder Representative arising out of or under or in any manner relating to this Agreement and the other Transaction Agreements and the other agreements contemplated hereby and thereby or the Mergers and other transactions provided for herein or therein, and to take any and all actions which the Securityholder Representative believes are necessary or appropriate under this Agreement or the other Transaction Agreements for and on behalf of the Equity Holders. Without limiting the generality of the foregoing, the Securityholder Representative may (A) assert any claim or institute any Action, (B) investigate, defend, contest or litigate any Action initiated by Parent or any other Person, or by any Governmental Entity against the Securityholder Representative or any of the Equity Holders, (C) receive process on behalf of any or all Equity Holders in any such Action and compromise or settle on such terms as it shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action, (D) file any proofs of debt, claims and petitions as it may deem advisable or necessary, and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Action (it being understood that the Securityholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions);

(iii)        to refrain from enforcing any right of the Equity Holders arising out of or under or in any manner relating to this Agreement or the other documents contemplated hereby; provided, however, that no such failure to act on the part of the Securityholder Representative, except as otherwise provided in this Agreement or the other Transaction Agreements, shall be deemed a waiver of any such right or interest by the Securityholder Representative or by the Equity Holders unless such waiver is in writing signed by the waiving party or by the Securityholder Representative;

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(iv)        to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Securityholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Initial Merger and the Follow-On Merger and other transactions contemplated by this Agreement and the other Transaction Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith;

(v)         to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and the other Transaction Agreements, including service of process in connection with any arbitration;

(vi)        to determine whether to deliver a Notice of Disagreement and to resolve any disputes regarding the Closing Statement; and

(vii)       to make or receive any payments or to pay any expenses under or in connection with this Agreement or the other Transaction Agreements or on behalf of the Equity Holders, including by using the Securityholder Representative Expense Amount (and any interest or earnings thereon) to satisfy costs, expenses and/or liabilities of the Securityholder Representative in connection with matters related to this Agreement or the other Transaction Agreements, with any balance of the Securityholder Representative Expense Amount not used for such purposes to be disbursed and paid, at such time as the Securityholder Representative determines, in its sole discretion, that no additional such costs, expenses or liabilities shall become due and payable, to the Equity Holders in accordance with Section 3.06(e), which, for the avoidance of doubt, shall not be prior to the determination of the Final Merger Consideration.

(b)          Parent and the Merger Subs may rely upon all actions taken or omitted to be taken by the Securityholder Representative pursuant to this Agreement and the other Transaction Agreements (including any instructions with respect to the allocation or payment of any consideration payable to the Equity Holders or former Equity Holders hereunder), all of which actions or omissions shall be legally binding upon the Equity Holders.

(c)          The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equity Holder and (ii) shall survive the consummation of the Mergers and other transactions contemplated hereby and by the other Transaction Agreements.

(d)          All actions taken by the Securityholder Representative under this Agreement and the other Transaction Agreements shall be binding upon all Equity Holders and their respective successors and assigns as if expressly confirmed and ratified in writing by each of them. Parent shall serve notice to, and deal exclusively with, the Securityholder Representative with respect to any and all matters concerning any of the Equity Holders arising out of or related to this Agreement or the other Transaction Agreements and all other

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agreements or instruments contemplated hereby or thereby or the Mergers and other transactions contemplated hereby or thereby, unless otherwise instructed by the Securityholder Representative, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document purported by the Securityholder Representative to have been executed by or on behalf of any of the Equity Holders as fully binding upon them. If the Securityholder Representative shall resign, dissolve, cease to exist or otherwise be unable to fulfill its responsibilities as representative of the Equity Holders, the Equity Holders shall, within 10 days after the occurrence of such event, appoint (by majority vote or written consent of the holders of shares of Company Common Stock) a successor representative and, promptly thereafter, shall notify the Equity Holders and Parent of the identity of such successor. Any such successor shall succeed to the rights and obligations of the Securityholder Representative as representative of the Equity Holders hereunder. If for any reason there is no Securityholder Representative at any time, all references herein or in any other agreement or instrument contemplated hereby to the Securityholder Representative in which the Securityholder Representative is authorized to act on behalf of the Equity Holders shall be deemed to refer to the Equity Holders. Each Equity Holder upon the execution of a Letter of Transmittal, agrees that any action taken by the Securityholder Representative on its behalf pursuant to the terms of this Agreement, the other Transaction Agreements and the other agreements and instruments contemplated hereby and thereby, including all actions and inactions permitted by this Section 10.15, shall be fully binding on them.

(e)          By the execution of a Letter of Transmittal, each Equity Holder irrevocably shall agree that the Securityholder Representative shall have no liability to any Equity Holder with respect to actions taken or omitted to be taken in its capacity as the Securityholder Representative and that the Securityholder Representative shall be under no obligation to take any action in its capacity as the Securityholder Representative, unless the Securityholder Representative has been provided with funds, security or indemnities which, in the sole determination of Securityholder Representative, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in responding to such direction or taking such action. By the execution of a Letter of Transmittal, each Equity Holder irrevocably shall agree that the Securityholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Securityholder Representative) shall be entitled to conclusively rely on the opinions and advice of such persons. By the execution of a Letter of Transmittal, each Equity Holder irrevocably shall agree that the Securityholder Representative shall be entitled to indemnification from the Equity Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Securityholder Representative (except for those arising out of Securityholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. The Equity Holders will indemnify the Securityholder Representative in accordance with the immediately preceding sentence on a pro rata basis based on their respective equity interest in the Company as of immediately prior to the Closing.

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(f)          The parties acknowledge that the Securityholder Representative’s obligations under this Section 10.15 are solely as a representative of the Equity Holders and that the Securityholder Representative shall have no personal responsibility or liability for any expenses, costs or other liabilities incurred by it in such capacity.

10.16         No Recourse. Except pursuant to the Letters of Transmittal, notwithstanding anything else that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each party covenants, agrees and acknowledges that no Persons other than the parties hereto have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the Equity Holders of the Company or their respective managing members or general partners may be partnerships or limited liability companies, no party has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the parties hereto, each a “Non-Recourse Party”), through a party hereto or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise.

10.17         Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, equityholders, partners, managers, members, officers, employees and Affiliates, (a) that Kirkland & Ellis LLP (the “Retained Counsel”) has been retained by, and may serve as counsel to, each and any of the Securityholder Representative, the Equity Holders and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, (b) that the Retained Counsel has not acted as counsel for any other party hereto in connection with the Transactions and that none of the other parties hereto has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof, and (c) that, following consummation of the Transactions, the Retained Counsel (or any of its respective successors) may serve as counsel to the Seller Group or any director, member, partner, manager, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, action, suit, claim, investigation, proceeding or obligation arising out of or relating to this Agreement or the Transactions. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, each of the parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and knowingly, willingly and irrevocably waives any conflict of interest arising therefrom. The Company, Parent and the Seller Group hereby agree that, in the event that a dispute arises after the Closing between Parent, the Company and/or their Subsidiaries on the one hand, and the Seller Group or their respective Affiliates, on the other hand, the Retained Counsel may represent the Seller Group, and/or such Affiliates in such dispute even though the interests of the Seller Group and/or such

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Affiliates may be directly adverse to Parent, the Company or their Subsidiaries, and even though the Retained Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Company or any of their Subsidiaries. In addition, Parent agrees that (x) all communications among any member of the Seller Group, the Company and its Subsidiaries (as to the Company and its Subsidiaries, with respect to pre-Closing communications only), any of their respective Affiliates, directors, officers, employees or Representatives, and the Retained Counsel that relate in any way with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the Transactions (the “Protected Seller Communications”), will be deemed to be privileged and confidential communications, (y) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and will be retained by the Seller Group, and (z) to the extent Parent or any of its Affiliates (including the Company and its Subsidiaries after the Closing) should discover in its possession after the Closing any Protected Seller Communications, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Securityholder Representative, keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected Seller Communications prior to the Closing Date, Parent, the Company, and each of their Subsidiaries together with any of their respective affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected Seller Communications in any action against or involving any of the Seller Group or the Retained Counsel after the Closing. The Protected Seller Communications may be used by the Seller Group and/or any of their respective Affiliates in connection with any dispute that relates in any way to this Agreement or the Transactions. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or any of their Affiliates and a third party after the Closing, Parent may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel for Parent to such third party; provided, however, that neither Parent nor any of its Affiliates may waive such privilege without the prior written consent of the Securityholder Representative. Parent and the Merger Subs knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf, that the agreements contained in this Section 10.17 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for twenty (20) years and will not be subject to any of the survival provisions of Section 9.01(d) and (ii) are an integral part of the Transactions and that, without the agreements set forth in this Section 10.17, the Company would not enter into this Agreement or recommend approval of this Agreement to the Company Common Stockholders.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

GCA HOLDING CORP.

By:	/s/ Robert L. Norton
	Name:	Robert L. Norton
	Title:	President & Chief Executive Officer

THOMAS H. LEE EQUITY FUND VII, L.P.,
AS THE SECURITYHOLDER
REPRESENTATIVE

By:	/s/ Charles P. Holden
	Name:	Charles P. Holden
	Title:	Managing Director

BROAD STREET PRINCIPAL INVESTMENTS HOLDINGS, L.P.,
AS THE SECURITYHOLDER
REPRESENTATIVE

By:	/s/ Christopher Crampton
	Name:	Christopher Crampton
	Title:	Vice President

ABM INDUSTRIES INCORPORATED

By:	/s/ Scott Salmirs
	Name:	Scott Salmirs
	Title:	President and CEO

GRADE SUB ONE, INC.

By:	/s/ Scott Salmirs
	Name:	Scott Salmirs
	Title:	President

[Signature Page to Merger Agreement]

GRADE SUB TWO, LLC

By:	/s/ Scott Salmirs
	Name:	Scott Salmirs
	Title:	President

[Signature Page to Merger Agreement]